[Execution Version]


                        AGREEMENT AND PLAN OF MERGER


                                   Among

                           BELLSOUTH CORPORATION,

                                 AT&T INC.

                                    and

                          ABC CONSOLIDATION CORP.

                         Dated as of March 4, 2006

                             TABLE OF CONTENTS

                                                                           PAGE

                                 ARTICLE I

                    THE MERGER; CLOSING; EFFECTIVE TIME

1.1     The Merger..........................................................1
1.2     Closing.............................................................2
1.3     Effective Time......................................................2

                                 ARTICLE II

     ARTICLES OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION

2.1     The Articles of Incorporation.......................................2
2.2     The By-Laws.........................................................2

                                ARTICLE III

                           OFFICERS AND DIRECTORS

3.1     Directors of Surviving Corporation..................................2
3.2     Officers of Surviving Corporation...................................2
3.3     Parent Board of Directors/Company Executive Officers................3

                                 ARTICLE IV

      EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

4.1     Effect on Capital Stock.............................................3
4.2     Exchange of Certificates for Shares.................................4
4.3     Adjustments to Prevent Dilution.....................................7
4.4     Company Stock Based Plans...........................................7

                                 ARTICLE V

                       REPRESENTATIONS AND WARRANTIES

5.1     Representations and Warranties of the Company.......................9
5.2     Representations and Warranties of Parent and Merger Sub............24

                                 ARTICLE VI

                                 COVENANTS

6.1     Interim Operations.................................................35
6.2     Acquisition Proposals..............................................42
6.3     Information Supplied...............................................47
6.4     Shareholders/Stockholders Meetings.................................47
6.5     Filings; Other Actions; Notification...............................48
6.6     Access; Consultation...............................................50
6.7     Affiliates.........................................................51
6.8     Stock Exchange Listing and De-listing..............................51
6.9     Publicity..........................................................51
6.10    Employee Benefits..................................................51
6.11    Expenses...........................................................53
6.12    Indemnification; Directors' and Officers' Insurance................53
6.13    Regulatory Compliance..............................................55
6.14    Takeover Statute; Rights Agreement.................................55
6.15    Dividends..........................................................55
6.16    Control of the Company's or Parent's Operations....................56
6.17    Section 16(b)......................................................56
6.18    Tax-Free Qualification.............................................56
6.19    Tax Representation Letters.........................................56
6.20    Cingular Headquarters..............................................57
6.21    Direct Investment Plan.............................................57

                                ARTICLE VII

                                 CONDITIONS

7.1     Conditions to Each Party's Obligation to Effect the Merger.........57
7.2     Conditions to Obligations of Parent and Merger Sub.................58
7.3     Conditions to Obligation of the Company............................59
7.4     Invoking Certain Conditions........................................60

                                ARTICLE VIII

                                TERMINATION

8.1     Termination by Mutual Consent......................................61
8.2     Termination by Either Parent or the Company........................61
8.3     Termination by the Company.........................................61
8.4     Termination by Parent..............................................62
8.5     Effect of Termination and Abandonment..............................62

                                 ARTICLE IX

                         MISCELLANEOUS AND GENERAL

9.1     Survival...........................................................65
9.2     Modification or Amendment..........................................65
9.3     Waiver of Conditions...............................................65
9.4     Counterparts.......................................................66
9.5     GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL......................66
9.6     Notices............................................................67
9.7     Entire Agreement...................................................68
9.8     No Third Party Beneficiaries.......................................68
9.9     Obligations of Parent and of the Company...........................68
9.10    Severability.......................................................68
9.11    Interpretation.....................................................68
9.12    Captions...........................................................69
9.13    Specific Performance...............................................69
9.14    Assignment.........................................................69

Exhibit A   Form of Amended and Restated Charter of Surviving Corporation
Exhibit B   Form of Affiliate Agreement

                           Index of Defined Terms
                           ----------------------

Defined Term                                                     Section
------------                                                     -------
Acquiring Person                                                 8.5(b)
Acquisition Proposal                                             6.2(b)
Affected Employees                                               6.10(a)
Agreement                                                        Preamble
Bankruptcy and Equity Exception                                  5.1(c)
By-Laws                                                          2.2
Certificate                                                      4.1(a)
Certificate of Merger                                            1.3
Charter                                                          2.1
Cingular                                                         5.1(a)(i)
Closing                                                          1.2
Closing Date                                                     1.2
Code                                                             Recitals
Common Stock Unit                                                5.1(b)(i)
Communications Act                                               5.1(d)(i)
Company                                                          Preamble
Company Awards                                                   4.4(b)
Company Compensation and Benefit Plans                           5.1(h)(i)
Company Current Properties                                       5.1(l)(ii)
Company Direct Investment Plan                                   5.1(b)(i)
Company Disclosure Letter                                        5.1
Company Employees                                                5.1(h)(i)
Company ERISA Affiliate                                          5.1(h)(iii)
Company Former Properties                                        5.1(l)(iii)
Company Material Adverse Effect                                  5.1(a)(ii)
Company Non U.S. Compensation and Benefit Plans                  5.1(h)(i)
Company Option                                                   4.4(a)
Company Preferred Shares                                         5.1(b)(i)
Company Recommendation                                           5.1(c)
Company Recommendation Change                                    6.2(c)(ii)
Company Region                                                   5.1(a)
Company Reports                                                  5.1(e)(i)
Company Requisite Vote                                           5.1(c)
Company Share                                                    4.1(a)
Company Shares                                                   4.1(a)
Company Stock Plans                                              4.4(a)
Company Shareholders Meeting                                     6.4(a)
Company Superior Proposal Action                                 6.2(c)(ii)
Company U.S. Compensation and Benefit Plans                      5.1(h)(ii)
Computer Software                                                5.1(p)(1)
Confidentiality Agreement                                        6.2(a)
Contracts                                                        5.1(d)(ii)
Covered Proposal                                                 8.5(b)
Current Premium                                                  6.12(c)
D&O Insurance                                                    6.12(c)
EC Merger Regulation                                             5.1(d)(i)
Effective Time                                                   1.3
Environmental Law                                                5.1(l)
ERISA                                                            5.1(h)(i)
ERISA Plans                                                      5.1(h)(ii)
Exchange Act                                                     5.1(d)(i)
Exchange Agent                                                   4.2(a)
Exchange Fund                                                    4.2(a)
Exchange Ratio                                                   4.1(a)
Excluded Company Shares                                          4.1(a)
FCC                                                              5.1(d)(i)
FCC Rules                                                        6.13(a)
Final Order                                                      7.2(e)
GAAP                                                             5.1(e)(iii)
GBCC                                                             1.1
Governmental Consents                                            7.1(c)
Governmental Entity                                              5.1(d)(i)
Hazardous Substance                                              5.1(l)
HSR Act                                                          5.1(b)(ii)
Indemnified Parties                                              6.12(a)
Information Technology                                           5.1(p)(2)
Intellectual Property                                            5.1(p)(3)
IRS                                                              5.1(h)(i)
Laws                                                             5.1(i)
Licenses                                                         5.1(i)
Lien                                                             5.1(b)(ii)
Merger                                                           Recitals
Merger Consideration                                             4.1(a)
Merger Sub                                                       Preamble
Multiemployer Plan                                               5.1(h)(ii)
New Plans                                                        6.10(b)
Order                                                            7.1(d)
Parent                                                           Preamble
Parent Acquiring Person                                          8.5(c)
Parent Covered Proposal                                          8.5(c)
Parent Recommendation Change                                     6.2(d)
Parent Common Stock                                              4.1(a)
Parent Common Stock Unit                                         5.2(b)(i)
Parent Compensation and Benefit Plan                             5.2(h)(i)
Parent Current Properties                                        5.2(k)
Parent Disclosure Letter                                         5.2
Parent Employees                                                 5.2(h)(i)
Parent ERISA Affiliate                                           5.2(h)(iii)
Parent Former Properties                                         5.2(k)
Parent Material Adverse Effect                                   5.2(a)
Parent Non U.S. Compensation and Benefit Plans                   5.2(h)(i)
Parent Option                                                    5.2(b)(i)
Parent Preferred Stock                                           5.2(b)(i)
Parent Recommendation                                            5.2(c)
Parent Regions                                                   5.2(a)
Parent Reports                                                   5.2(e)(i)
Parent Requisite Vote                                            5.2(c)
Parent Stockholders Meeting                                      6.4(a)
Parent Superior Proposal Action                                  6.2(d)
Parent U.S. Compensation and Benefit Plans                       5.2(h)(ii)
Pension Plan                                                     5.1(h)(ii)
Person                                                           4.2(b)
Prior Plan                                                       6.10(b)
Prospectus/Proxy Statement                                       6.3(a)
PUC                                                              5.1(d)(i)
Receiving Party                                                  6.2(g)
Regulatory Material Adverse Effect                               6.5(b)
Representatives                                                  6.2(a)
Required Governmental Consents                                   7.1(c)
Rights Agreement                                                 5.1(b)(i)
S-4 Registration Statement                                       6.3(a)
Sarbanes-Oxley                                                   5.1(e)(i)
SEC                                                              4.4(c)
Securities Act                                                   4.4(c)
Significant Subsidiary                                           5.1(b)(ii)
Subsidiary                                                       5.1(a)(i)
Successor Plan                                                   6.10(b)
Superior Proposal                                                6.2(b)
Surviving Corporation                                            1.1
Takeover Statute                                                 5.1(k)
T                                                                5.2(e)(i)
T Reports                                                        5.2(e)(i)
Tax                                                              5.1(n)
Tax Return                                                       5.1(n)
Taxes                                                            5.1(n)
Termination Date                                                 8.2
Termination Fee                                                  8.5(b)
Uncertificated Company Share                                     4.1(a)
Utilities Laws                                                   5.1(d)(i)
YP.com                                                           5.1(a)(i)

                                                                   EXHIBIT B

                        AGREEMENT AND PLAN OF MERGER
                        ----------------------------

               AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of March 4, 2006 among BellSouth Corporation, a Georgia corporation (the "Company"), AT&T Inc., a Delaware corporation ("Parent"), and ABC Consolidation Corp., a Georgia corporation and a wholly-owned Subsidiary of Parent ("Merger Sub").

                                  RECITALS

               WHEREAS, the Board of Directors of Parent has approved, and the Boards of Directors of the Company and Merger Sub have adopted, this Agreement providing for the merger of Merger Sub with and into the Company (the "Merger");

               WHEREAS, the Board of Directors of Parent has resolved to submit to the stockholders of Parent for their approval the issuance of shares of Parent Common Stock (as defined below) in the Merger and the Board of Directors of the Company has resolved to submit this Agreement to the shareholders of the Company for their approval;

               WHEREAS, it is intended that, for federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), and that this Agreement will be, and hereby is, adopted as a plan of reorganization; and

               WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

               NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                 ARTICLE I

                    THE MERGER; CLOSING; EFFECTIVE TIME

               1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and the Company shall continue its separate corporate existence under the laws of the state of Georgia, and all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article III hereof. The Merger shall have the effects specified in the Georgia Business Corporation Code, as amended (the "GBCC").

               1.2. Closing. The closing of the Merger (the "Closing") shall take place (i) at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004 at 8:00 a.m. local time on the first business day after the date on which the last to be satisfied or waived of the conditions set forth in Article VII shall be satisfied or waived in accordance with this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or (ii) at such other place and time and/or on such other date as the Company and Parent may otherwise agree in writing (the date on which the Closing occurs, the "Closing Date").

               1.3. Effective Time. At the Closing, the Company and Merger Sub will cause a Certificate of Merger (the "Certificate of Merger") to be completed, executed, acknowledged and filed with the Secretary of State of the State of Georgia as provided in Sections 14-2-1105(b) and Section 14-2-1105.1 of the GBCC. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of Georgia or such other time as shall be agreed upon by the parties hereto in writing and set forth in the Certificate of Merger in accordance with the GBCC (the "Effective Time").

                                 ARTICLE II

                   ARTICLES OF INCORPORATION AND BY-LAWS
                        OF THE SURVIVING CORPORATION

               2.1. The Articles of Incorporation. At the Effective Time, the articles of incorporation of the Surviving Corporation (the "Charter") shall be amended in its entirety to read as set forth in Exhibit A hereto, until thereafter amended as provided therein or by applicable Law.

               2.2. The By-Laws. The by-laws of Merger Sub in effect at the Effective Time shall be the by-laws of the Surviving Corporation (the "By-Laws"), until thereafter amended as provided therein or by applicable Law.

                                ARTICLE III

                           OFFICERS AND DIRECTORS

               3.1. Directors of Surviving Corporation. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

               3.2. Officers of Surviving Corporation. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

               3.3. Parent Board of Directors/Company Executive Officers.
(a) The Board of Directors of Parent shall take all actions necessary under the certificate of incorporation and bylaws of Parent to appoint three members of the Board of Directors of the Company selected by mutual agreement of Parent and the Company as directors of Parent as of the Effective Time, to serve as directors of Parent until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of Parent and applicable Law.

               (b) Parent shall offer to each "Executive Officer" of the Company (as listed in the Company's Form 10-K for the period ended December 31, 2005) (other than the Chief Executive Officer of the Company), the opportunity to become a senior officer of Parent or a Subsidiary of Parent immediately after the Effective Time on the basis described in Section 3.3(b) of the Company Disclosure Letter.

                                ARTICLE IV

      EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

               4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

               (a) Merger Consideration. Each share of Common Stock, par value $1.00 per share, of the Company (each, a "Company Share", and together, the "Company Shares") issued and outstanding immediately prior to the Effective Time (other than Company Shares that are owned by Parent or by the Company or any direct or indirect wholly-owned Subsidiary of the Company and in each case not held on behalf of third parties (collectively, "Excluded Company Shares")) shall be converted into and become exchangeable for 1.325 (the "Exchange Ratio") common shares, par value $1.00 per share, of Parent ("Parent Common Stock") (the shares of Parent Common Stock into which each Company Share is to be converted, the "Merger Consideration"). At the Effective Time, all Company Shares shall no longer be outstanding, shall be cancelled and retired and shall cease to exist, and (A) each certificate (a "Certificate") formerly representing any of such Company Shares (other than Excluded Company Shares) and (B) each uncertificated Company Share (an "Uncertificated Company Share") registered to a holder on the stock transfer books of the Company (other than Excluded Company Shares), shall thereafter represent only the right to the Merger Consideration and the right, if any, to receive pursuant to Section 4.2(e) cash in lieu of fractional shares into which such Company Shares have been converted pursuant to this Section 4.1(a) and any distribution or dividend pursuant to Section 4.2(c), in each case without interest.

               (b) Cancellation of Shares. Each Excluded Company Share shall, by virtue of the Merger and without any action on the part of the holder thereof, no longer be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

               (c) Merger Sub. At the Effective Time, each share of Common Stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of Common Stock of the Surviving Corporation.

               4.2 Exchange of Certificates for Shares.
                   -----------------------------------

               (a) Exchange Agent. As of the Closing, Parent shall deposit, or shall cause to be deposited, with an exchange agent selected by Parent (the "Exchange Agent"), for the benefit of the holders of Company Shares (other than Excluded Company Shares), certificates representing the shares of Parent Common Stock to be exchanged for Company Shares (other than Excluded Company Shares) in respect of the aggregate Merger Consideration to be issued in the Merger and any dividends or other distributions with respect to the Parent Common Stock to be paid or to be issued pursuant to
Section 4.2(c) or 4.2(e) in exchange for Company Shares (other than Excluded Company Shares) (such cash and certificates for shares of Parent Common Stock, together with the amount of any cash payable pursuant to
Section 4.2(e) in lieu of fractional shares and dividends or other distributions payable with respect thereto pursuant to Section 4.2(c), being hereinafter referred to as the "Exchange Fund"). With respect to the amount of cash to be deposited as of the Closing to satisfy its obligations under Section 4.2(e), Parent shall only be required to make a reasonable estimate of the amount of such cash that will be necessary.

               (b) Exchange Procedures. Parent shall cause transmittal materials reasonably agreed upon by Parent and the Company prior to the Closing to be mailed as soon as reasonably practicable after the Effective Time by the Exchange Agent to each holder of record as of the Effective Time of Company Shares (other than Excluded Company Shares) represented by Certificates. Such transmittal materials shall advise the holders of such Company Shares of the effectiveness of the Merger and the procedure for surrendering the Certificates to the Exchange Agent. Upon the surrender of a Certificate (or affidavit of loss in lieu thereof in accordance with Section 4.2(g)) to the Exchange Agent in accordance with the terms of the transmittal materials, the holder of the Certificate shall be entitled to receive in exchange, and in respect of, such Certificate (i) a certificate representing that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to this Article IV, (ii) a check in the amount (after giving effect to any required tax withholdings) of (A) any cash payable pursuant to Section 4.2(e) in lieu of fractional shares plus (B) any unpaid dividends or other distributions with respect to the Parent Common Stock that such holder has the right to receive pursuant to
Section 4.2(c), and, in each case, the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock, together with a check for any cash to be paid upon due surrender of the Certificate and any other dividends or distributions in respect thereof, may be issued and/or paid to such a transferee if the Certificate formerly representing such Company Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay any transfer or other Taxes required by reason of the issuance of certificates representing shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Parent or the Exchange Agent that such Tax has been paid or is not applicable.

               For the purposes of this Agreement, the term "Person" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

               (c) Distributions with Respect to Unexchanged Shares; Voting.
                   ---------------------------------------------------------

               (i) Whenever a dividend or other distribution is declared by Parent in respect of Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Parent Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of such Parent Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Article IV. Subject to the effect of applicable Laws, following surrender of any such Certificate, there shall be issued and/or paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time and a payment date on or prior to the date of issuance of such whole shares of Parent Common Stock and not previously paid with respect to such shares and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

               (ii) Registered holders of unsurrendered Certificates shall be entitled to vote after the Effective Time at any meeting of Parent's stockholders with a record date at or after the Effective Time the number of whole shares of Parent Common Stock represented by such Certificates, as the case may be, regardless of whether such holders have surrendered their Certificates or delivered duly executed transmittal materials.

               (d) Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Company Shares that were outstanding immediately prior to the Effective Time.

               (e) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued and any holder of Company Shares entitled to receive a fractional share of Parent Common Stock but for this Section 4.2(e) shall be entitled to receive an amount in cash (without interest) determined by multiplying such fraction (rounded to the nearest one-hundredth of a share) by the average of the closing price of a share of Parent Common Stock, as reported in the Wall Street Journal, New York City edition, for the five trading days ending on the trading day immediately prior to the Effective Time.

               (f) Termination of Exchange Period; Unclaimed Stock. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of Parent Common Stock) that remains unclaimed by the shareholders of the Company 180 days after the Effective Time shall be delivered, at Parent's option, to Parent. Any shareholders of the Company who have not theretofore complied with this Article IV shall thereafter look only to Parent for delivery of any shares of Parent Common Stock and payment of any cash, dividends and other distributions in respect thereof payable or deliverable pursuant to Section 4.1, Section 4.2(c) and Section 4.2(e) upon due surrender of their Certificates (or affidavits of loss in lieu thereof), in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Company Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

               (g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in the form customarily required by Parent as indemnity against any claim that may be made against it with respect to such Certificate, Parent will issue the shares of Parent Common Stock, and the Exchange Agent will issue any cash, dividends and other distributions in respect thereof issuable and/or payable in exchange for such lost, stolen or destroyed Certificate pursuant to this Agreement.

               (h) Uncertificated Company Shares. Parent shall cause the Exchange Agent to (i) issue in registered form, as of the Effective Time, to each holder of Uncertificated Company Shares that number of whole shares of Parent Common Stock that such holder is entitled to receive in respect of each such Uncertificated Company Share pursuant to this Article IV and
(ii) mail to each such holder materials (to be reasonably agreed by Parent and the Company prior to the Effective Time) advising such holder of the effectiveness of the Merger and the conversion of their Company Shares into Merger Consideration pursuant to the Merger and a check in the amount (after giving effect to any required tax withholdings) for any cash payable pursuant to Section 4.2(e) in lieu of fractional shares in respect of each such Uncertificated Company Share, in each case without any action by such holders.

               4.3 Adjustments to Prevent Dilution. In the event that prior to the Effective Time there is a change in the number of Company Shares or shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for Company Shares or shares of Parent Common Stock issued and outstanding as a result of a distribution, reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted to eliminate the effects of such event on the Merger Consideration.

               4.4 Company Stock Based Plans.
                   -------------------------

               (a) At the Effective Time, each outstanding option to purchase Company Shares (a "Company Option") under the Company Compensation and Benefit Plans identified in Section 5.1(b) of the Company Disclosure Letter as being the only Company Compensation and Benefit Plans pursuant to which Company Shares may be issued or benefits measured by the value of Company Shares may be obtained (the "Company Stock Plans"), whether vested or unvested, shall be converted into an option to acquire a number of shares of Parent Common Stock equal to the product (rounded up to the nearest whole number) of (x) the number of Company Shares subject to the Company Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded down to the nearest whole cent) equal to (A) the exercise price per Company Share of such Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Parent Common Stock purchasable pursuant to the Company Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the Effective Time, each Company Option shall continue to be governed by the same terms and conditions as were applicable under such Company Option immediately prior to the Effective Time. At or prior to the Effective Time, the Company shall adopt appropriate amendments to the Company Stock Plans, if necessary, and the Board of Directors of the Company shall adopt appropriate resolutions, if necessary, to effectuate the provisions of this Section 4.4(a). Parent shall take all actions as are necessary for the assumption of the Company Stock Plans pursuant to this Section 4.4, including the issuance (subject to Section 4.4(c)) and listing of Parent Common Stock as necessary to effect the transactions contemplated by this Section 4.4.

               (b) At the Effective Time, each right of any kind, contingent or accrued, to acquire or receive Company Shares or benefits measured by the value of Company Shares, and each award of any kind consisting of Company Shares that may be held, awarded, outstanding, payable or reserved for issuance under the Company Stock Plans, other than Company Options and outstanding performance shares (the "Company Awards"), shall be deemed to be converted into the right to acquire or receive benefits measured by the value of (as the case may be) the number of shares of Parent Common Stock equal to the product of (x) the number of Company Shares subject to such Company Award immediately prior to the Effective Time and (y) the Exchange Ratio, and each such right shall otherwise be subject to the terms and conditions applicable to such right under the relevant Company Stock Plan. At or prior to the Effective Time, the Company shall adopt appropriate amendments to the Company Stock Plans, if necessary, and the Board of Directors of the Company shall adopt appropriate resolutions, if necessary, to effectuate the provisions of this
Section 4.4(b).

               (c) If registration of any interests in the Company Stock Plans or the shares of Parent Common Stock issuable thereunder is required under the Securities Act of 1933, as amended (the "Securities Act"), Parent shall file with the Securities and Exchange Commission (the "SEC"), by the business day following the Effective Time, a registration statement on Form S-8 (or any successor form), with respect to such interests or Parent Common Stock, and shall use its commercially reasonable best efforts to maintain the effectiveness of such registration statement (and to maintain the current status of the prospectus or prospectuses contained therein and comply with any applicable state securities or "blue sky" laws) for so long as the relevant Company Stock Plans remain in effect and such registration of interests therein or the shares of Parent Common Stock issuable thereunder (and compliance with any such state laws) continues to be required. As soon as reasonably practicable after the registration of such interests or shares, as applicable, Parent shall deliver to the holders of Company Options and Company Awards by any permissible method appropriate notices setting forth such holders' rights pursuant to the respective Company Stock Plans and agreements evidencing the grants of such Company Options and Company Awards, and stating that such Company Options and Company Awards and agreements have been assumed by Parent in accordance with the applicable terms.

               (d) Without limiting the applicability of the preceding paragraph, the Company shall take all necessary action to ensure that the Surviving Corporation will not be bound at the Effective Time by any options, or other rights, awards or arrangements under the Company Stock Plans that would entitle any Person after the Effective Time to beneficially own any Company Shares or to receive any payments in respect thereof, and at or prior to the Effective Time, the Company shall adopt appropriate amendments to all Company Stock Plans conferring any rights to Company Shares or other capital stock of the Company, if necessary, and the Board of Directors of the Company shall adopt appropriate resolutions, if applicable, to effectuate the provisions of this Section 4.5(d).

                                 ARTICLE V

                       REPRESENTATIONS AND WARRANTIES

               5.1 Representations and Warranties of the Company. Except as set forth in the disclosure letter delivered to Parent by the Company at the time of entering into this Agreement (the "Company Disclosure Letter"), or, to the extent the qualifying nature of such disclosure with respect to a specific representation and warranty is reasonably apparent therefrom, as set forth in the Company Reports filed with the SEC on or after January 1, 2005 and prior to the date of this Agreement (excluding all disclosures in any "Risk Factors" Section) (it being understood that the exclusion with respect to the "Risk Factors" section in the prior parenthetical shall not be deemed a qualification of the matters expressly set out in the Company Disclosure Letter or the exceptions in the definition of "Company Material Adverse Effect"), the Company hereby represents and warrants to Parent and Merger Sub as of the date of this Agreement and as of the Closing that:

               (a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Prior to the date of this Agreement, the Company has made available to Parent a complete and correct copy of the Company's articles of incorporation and by-laws, each as in effect and as amended through the date of this Agreement.

               As used in this Agreement, (i) the term "Subsidiary" means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or one or more of its respective Subsidiaries, and shall be deemed not to include Cingular Wireless Corporation or Cingular Wireless LLC (together "Cingular") or YellowPages.com LLC ("YP.com") or any of their respective Subsidiaries, except where expressly specified; (ii) the term "Company Material Adverse Effect" means (x) an effect that would prevent or materially delay or impair the ability of the Company to consummate the Merger or (y) a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of the Company and its Subsidiaries, including its interest in Cingular, YP.com and their respective Subsidiaries, taken as a whole, excluding any such effect resulting from or arising in connection with changes or conditions
(A) generally affecting (I) the United States economy or financial or securities markets, (II) political conditions in the United States or (III) the United States telecommunications industry or any generally recognized business segment of such industry, (B) generally affecting the telecommunications industry (or any generally recognized business segment of such industry) in the Company Region, taken as a whole, (C) resulting from any hurricane, earthquake, or other natural disasters in the Company Region, (D) resulting from the execution, announcement or performance of this Agreement, or (E) resulting from or arising in connection with the financial condition, properties, assets, liabilities, business or results of operations of Cingular, YP.com or any of their respective Subsidiaries; and (iii) the "Company Region" means the states of Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee.

               (b) Capital Structure. (i) The authorized capital stock of the Company consists of 8.65 billion Company Shares, of which 1,801,734,512 Company Shares were issued and outstanding as of March 1, 2006, and 100 million shares of First Preferred Stock, par value $1.00 per share (the "Company Preferred Shares"), none of which were outstanding as of the date of this Agreement. All of the outstanding Company Shares have been duly authorized and validly issued and are fully paid and nonassessable. The Company has no Company Shares or Company Preferred Shares reserved for issuance, except that (A) as of the date of this Agreement, there are an aggregate of 30 million Company Preferred Shares, designated "Series B First Preferred Stock", reserved for issuance pursuant to the Rights Agreement, dated as of November 22, 1999, between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, as amended by Amendment No. 1 thereto, dated as of March 2, 2005 (the "Rights Agreement") and (B) as of March 1, 2006, there were an aggregate of 166,891,548 Company Shares reserved for issuance pursuant to the Company Stock Plans. Section 5.1(b) of the Company Disclosure Letter contains a correct and complete list as of March 1, 2006 of (x) the number of outstanding Company Options, the exercise price of all Company Options and number of Company Shares issuable at such exercise price and (y) the number of outstanding rights, including those issued under the Company Stock Plans, to receive, or rights the value of which is determined by reference to, Company Shares, the date of grant and number of Company Shares subject thereto (including without limitation restricted stock, restricted stock units and performance shares) (each a "Common Stock Unit"). From March 1, 2006 to the date of this Agreement, the Company has not issued any Company Shares except pursuant to the exercise of Company Options and the settlement of Common Stock Units outstanding on March 1, 2006 in accordance with their terms and pursuant to the Company's Direct Investment Plan, dated November 16, 2004 (the "Company Direct Investment Plan"), and since March 1, 2006, the Company has not issued any Company Options or Common Stock Units. All outstanding grants of Company Options and Common Stock Units were made under the Company Stock Plans. Except as set forth in this Section 5.1(b) and the right to purchase Company Shares pursuant to the Company Direct Investment Plan, as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other equity securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from the Company or any of its Subsidiaries, any other securities of the Company and no securities or obligations of the Company or any of its Subsidiaries evidencing such rights are authorized, issued or outstanding. Except (x) as set forth in this Section 5.1(b) or
(y) pursuant to the Company Direct Investment Plan, as of the date of this Agreement, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

               (ii) As of the date of this Agreement, each of the outstanding shares of capital stock or other securities of each of the Company's Subsidiaries that constitute a "Significant Subsidiary" (as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act), which term shall not be deemed to include Cingular, YP.com or any of their respective Subsidiaries, has been duly authorized and validly issued and is fully paid and nonassessable and owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a "Lien"), except for such Liens as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. As of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other equity securities of any of the Company's Subsidiaries (including Cingular) or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from the Company or any of its Subsidiaries, any equity securities of any of the Company's Subsidiaries (including Cingular), and no securities or obligations of the Company or any of its Subsidiaries evidencing such rights are authorized, issued or outstanding. Section 5.1(b) of the Company Disclosure Letter contains, to the knowledge of the executive officers of the Company, a true and complete list as of the date of this Agreement of each Person in which the Company owns, directly or indirectly, (other than through Cingular, YP.com and their respective Subsidiaries) any voting interest that may require a filing by Parent or any affiliate of Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") other than voting interests that are owned, directly or indirectly, by the Company or any of its Subsidiaries the acquisition of which will be exempt from the filing requirements under the HSR Act or was exempt at the time of the Company's direct or indirect acquisition of such interests pursuant to 16 C.F.R. ss.802.9. To the knowledge of the Company's executive officers, as of the date of this Agreement, no Person or group beneficially owns 5% or more of the Company's voting securities, with the terms "group" and "beneficially owns" having the meanings ascribed to them under Rule 13d-3 and Rule 13d-5 under the Exchange Act.

               (c) Corporate Authority; Approval and Fairness. The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate, subject only to approval of this Agreement by the holders of a majority of the outstanding Company Shares (the "Company Requisite Vote"), the Merger. This Agreement has been duly executed and delivered by the Company and is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception"). The Board of Directors of the Company (A) has unanimously adopted this Agreement and approved the Merger and the other transactions contemplated hereby and resolved to recommend the approval of this Agreement by the holders of Company Common Shares by the Company Requisite Vote (the "Company Recommendation"), (B) has received the opinions of its financial advisors, Citigroup Global Markets Inc. and Goldman, Sachs & Co. each, dated as of the date of this Agreement, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Shares and (C) directed that this Agreement be submitted to the holders of Company Shares for their approval.

               (d) Governmental Filings; No Violations. (i) Other than the necessary notices, reports, filings, consents, registrations, approvals, permits or authorizations (A) pursuant to Section 1.3, (B) required under the HSR Act, European Union Council Regulation (EC) No. 139/2000 of January 20, 2004 (the "EC Merger Regulation") (if applicable), the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Securities Act, (C) to comply with state securities or "blue-sky" laws, (D) with or to the Federal Communications Commission ("FCC") pursuant to the Communications Act of 1934, as amended (the "Communications Act"), and (E) with or to the local, state and foreign public utility commissions or similar local or state regulatory bodies (each, a "PUC") and the local and state Governmental Entities pursuant to applicable local, state or foreign Laws regulating the telecommunications business ("Utilities Laws") and (F) foreign regulatory bodies pursuant to applicable foreign laws regulating actions having the purpose or effect of monopolization or restraint of trade, no filings, notices and/or reports are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any governmental or regulatory authority, court, agency, commission, body or other legislative, executive or judicial governmental entity ("Governmental Entity"), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

               (ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, a termination (or right of termination) or a default under the Company's articles of incorporation or by-laws, (B) a breach or violation of, a termination (or right of termination) or a default under the articles of incorporation, by-laws or the comparable governing instruments of any of the Company's Significant Subsidiaries, (C) a breach or violation of, or a default or termination (or right of termination) under, the acceleration of any obligations or the creation of an obligation, Lien or pledge, security interest or other encumbrance on its assets or the assets of any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license granted by a Person other than a Governmental Entity, contract, note, mortgage, indenture, or other contractual obligation ("Contracts") binding upon the Company or any of its Subsidiaries or, assuming the filings, notices and/or approvals referred to in Section 5.1(d)(i) are made or obtained, any Law or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject or (D) any change in the rights or obligations of any party under any of its Contracts, except, in the case of clauses (C) and (D), for any breach, violation, termination, default, acceleration, creation or change that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. The Company Disclosure Letter sets forth a correct and complete list of Contracts of the Company and its Subsidiaries pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement other than those where the failure to obtain such consents or waivers would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

               (e) Reports; Financial Statements. (i) The Company has filed and furnished all forms, statements, reports and documents required to be filed or furnished by it with or to the SEC pursuant to applicable securities statutes, regulations, policies and rules since December 31, 2004 (collectively, such forms, statements, reports and documents filed with or furnished to the SEC since December 31, 2004, or those filed with or furnished to the SEC subsequent to the date of this Agreement, and as amended, the "Company Reports"). Each of the Company Reports, at the time of its filing or being furnished complied, or if not yet filed or furnished, will comply, as to form, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended ("Sarbanes-Oxley"), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (and, if amended, as of the date of such amendment) the Company Reports did not, and any of the Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

               (ii) The Company maintains disclosure controls and procedures as required by Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time frames specified by the SEC's rules and forms. The Company maintains internal control over financial reporting as required by Rule 13a-15 under the Exchange Act. Such internal control over financial reporting were designed, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company's assets that could have a material effect on its financial statements. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company's auditors and the audit committee of the Company's board of directors (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and has identified for the Company's auditors and audit committee of the Company's board of directors any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting. The Company has made available to Parent prior to the date of this Agreement a summary of any such disclosure made by management to the Company's auditors and audit committee since December 31, 2004. Since December 31, 2004 and prior to the date of this Agreement, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no material concerns from Company Employees regarding questionable accounting or auditing matters, have been received by the Company. The Company has made available to Parent prior to the date of this Agreement a summary of all material complaints or concerns relating to other matters made since December 31, 2004 and through the date of this Agreement through the Company's whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Law by the Company or any of its Subsidiaries or any of their respective employees in respect of such employee's employment with the Company or its Subsidiaries. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company's chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors or the board of directors pursuant to the rules adopted pursuant to Section 307 of Sarbanes-Oxley or any Company policy contemplating such reporting, including in instances not required by those rules.

               (iii) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Company and its consolidated Subsidiaries, as of its date, and each of the consolidated statements of operations, cash flows and of changes in shareholders' equity included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with U.S. generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein.

               (f) Absence of Certain Changes. Since December 31, 2005 there has not been any event, occurrence, discovery or development which has had or would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Since December 31, 2005, and through the date of this Agreement: (i) the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than in accordance with, the ordinary and usual course of such businesses; (ii) except for normal quarterly cash dividends in an amount equal to $0.29 per Company Share, the Company and its non-wholly-owned Subsidiaries have not declared, set aside or paid any dividend or distribution payable in cash, stock or property in respect of any capital stock; (iii) the Company and its Subsidiaries have not incurred any material indebtedness for borrowed money or guaranteed such indebtedness of another Person, or issued or sold any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries other than issuing commercial paper in the ordinary course of business; (iv) the Company and its Subsidiaries have not transferred, leased, licensed, sold, mortgaged, pledged, placed a Lien upon or otherwise disposed of any of the Company's or its Subsidiaries' property or assets (including capital stock of any of the Company's Subsidiaries) outside of the ordinary course of business consistent with past practice with a fair market value in excess of $10 million; (v) the Company and its Subsidiaries have not acquired any business, whether by merger, consolidation, purchase of property or assets or otherwise; (vi) there has not been (A) any material increase in the compensation payable or to become payable to the Company's officers or (B) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by Law; and
(vii) the Company and its Subsidiaries have not made any change with respect to accounting policies, except as required by changes in GAAP or by Law.

               (g) Litigation and Liabilities. There are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the Company's executive officers, threatened against the Company or any of its Subsidiaries, except for those that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, or any other facts or circumstances that are reasonably likely to result in any obligations or liabilities of the Company or any of its Subsidiaries, except for (A) liabilities or obligations to the extent (x) reflected on the consolidated balance sheets of the Company or (y) readily apparent in the notes thereto, in each case included in the Company's annual report on Form 10-K for the year ended December 31, 2005, (B) liabilities or obligations incurred in the ordinary course of business since December 31, 2005, none of which has had or would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (C) payment or performance obligations under Contracts required in accordance with their terms, or performance obligations, to the extent required under applicable Law; or (D) those liabilities or obligations that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

               (h) Employee Benefits.
                   -----------------

               (i) Section 5.1(h)(i) of the Company Disclosure Letter sets forth a list of each benefit and compensation plan, contract, policy or arrangement maintained, sponsored or contributed to by the Company or any of its Subsidiaries covering current or former employees of the Company and its Subsidiaries ("Company Employees") and current or former directors of the Company, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and incentive and bonus, deferred compensation, stock purchase, restricted stock, stock option, stock appreciation rights or stock based compensation plans (the "Company Compensation and Benefit Plans"), except that such Section of the Company Disclosure Letter does not set forth (A) those plans that did not require
(x) the payment to any individual covered thereby of more than $500,000 during the year ending December 31, 2005 or (y) the payment to all individuals covered thereby of more than $2,500,000 during the year ending December 31, 2005 in the aggregate (unless (i) more than 50 employees are eligible to participate in the plan, program, contract, policy or arrangement or (ii) the plan, program, contract, policy or arrangement contains a change-in-control or similar provision or (iii) the plan, program, contract, policy or arrangement covers Persons required to file beneficial ownership statements pursuant to Section 16 of the Exchange Act) and (B) Company Compensation and Benefit Plans maintained outside of the United States primarily for the benefit of Company Employees working outside of the United States (such plans covered by clause (B) hereinafter being referred to as the "Company Non U.S. Compensation and Benefit Plans"). Each Company Compensation and Benefit Plan which has received a favorable or unfavorable determination letter from the Internal Revenue Service ("IRS") has been separately identified. True and complete copies of each Company Compensation and Benefit Plan listed in Section 5.1(h)(i) of the Company Disclosure Letter, including, but not limited to, any trust agreement or insurance contract forming a part of any Company Compensation and Benefit Plan, and all amendments thereto, have been provided or made available to Parent.

               (ii) Each Company Compensation and Benefit Plan, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA (each, a "Multiemployer Plan") and the Company Non U.S. Compensation and Benefit Plans (collectively, the "Company U.S. Compensation and Benefit Plans"), is in compliance with, to the extent applicable, ERISA, the Code, and other applicable Laws, in each case except for such failures as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Each Company U.S. Compensation and Benefit Plan which is subject to ERISA (an "ERISA Plan") that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS covering all tax Law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under
Section 401(b) of the Code, and the Company is not aware of any circumstances likely to result in a loss of the qualification of such plan under Section 401(a) of the Code. As of the date of this Agreement, there is no pending or, to the knowledge of the Company's executive officers, threatened litigation relating to the Company U.S. Compensation and Benefit Plans, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Any voluntary employees' beneficiary association within the meaning of Section 501(c)(9) of the Code which provides benefits under a Company Compensation and Benefit Plan has received an opinion letter from the IRS recognizing its exempt status under
Section 501(c)(9) of the Code, has timely filed notice under Section 505(c) of the Code, and the Company is not aware of circumstances likely to result in the loss of such exempt status under Section 501(c)(9) of the Code, except as would not, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that would subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

               (iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under
Section 4001 of ERISA or Section 414 of the Code (a "Company ERISA Affiliate"), except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. The Company and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of a Company ERISA Affiliate), except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. No notice of a "reportable event", within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation Reg.
Section 4043.66, has been required to be filed for any Company Pension Plans or by any Company ERISA Affiliates within the 12-month period ending on the date of this Agreement.

               (iv) All contributions required to be made under each Company U.S. Compensation and Benefit Plan have been timely made and all obligations in respect of each Company Compensation and Benefit Plan have been properly accrued and reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date of this Agreement to the extent required by GAAP except, in the case of each of the foregoing, as would not individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Neither any Company Pension Plan nor any single-employer plan of any Company ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no Company ERISA Affiliate has an outstanding funding waiver. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plans or to any single-employer plan of any Company ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

               (v) Under each Company Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date of this Agreement, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Company Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Company Pension Plan, and there has been no material adverse change in the financial condition of such Company Pension Plan since the last day of the most recent plan year.

               (vi) Neither the Company nor its Subsidiaries have any obligations for retiree health or life benefits under any ERISA Plan or collective bargaining agreement, except as required by Section 4980B of the Code or Section 601 of ERISA.

               (vii) There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any of the Company Compensation and Benefit Plans that would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year, except as required by Law. Except as provided in this Agreement or as may be required by Law or by any of the Company Compensation and Benefit Plans listed on Section 5.1(h)(vii) of the Company Disclosure Letter, none of the execution of this Agreement, shareholder approval of this Agreement, receipt of approval or clearance from any one or more Governmental Entities of the Merger or the other transactions contemplated by this Agreement, or the consummation of the Merger and the other transactions contemplated by this Agreement will (A) entitle any employees of the Company or its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement; (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any Company U.S. Compensation and Benefit Plan; or (C) limit or restrict the right of the Company, or, after the consummation of the transactions contemplated by this Agreement, Parent, to merge, amend or terminate any of the Company U.S. Compensation and Benefit Plans.

               (viii) All Company Non-U.S. Compensation and Benefit Plans are listed in Section 5.1(h)(viii) of the Company Disclosure Letter and comply with applicable local Law except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. The Company and its Subsidiaries have no unfunded liabilities with respect to any such Company Non-U.S. Compensation and Benefit Plans that are not set forth in the consolidated balance sheets included in or incorporated by reference into the Company Reports filed prior to the date of this Agreement, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. There is no pending or, to the knowledge of the Company's executive officers, threatened material litigation relating to the Company Non-U.S. Compensation and Benefit Plans, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

               (i) Compliance with Laws. The businesses of each of the Company and its Subsidiaries have not been conducted in violation of any law, rule, statute, ordinance, regulation, judgment, determination, order, decree, injunction, arbitration award, license, authorization, opinion, agency requirement or permit of any Governmental Entity or common law (collectively, "Laws"), except for violations that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company's executive officers, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. The executive officers of the Company have not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date of this Agreement, except for such changes and noncompliance that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries has obtained and is in substantial compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (collectively, "Licenses") necessary to conduct its business as presently conducted, except for those the absence of which or failure to be in compliance with, would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

               (j) Certain Contracts. Section 5.1(j) of the Company Disclosure Letter sets forth a list as of the date of this Agreement of each Contract (other than material Contracts with Parent, Cingular, YP.com and/or their respective Subsidiaries) to which either the Company or any of its Subsidiaries is a party or bound which, to the knowledge of the executive officers of the Company (i) provides that any of them will not compete in any material respect with any other Person, (ii) purports to limit in any material respect either the type of business in which the Company or its Subsidiaries, including Cingular (or, after the Effective Time, Parent or its Subsidiaries), may engage or the manner or locations in which any of them may so engage in any business or would reasonably be likely to require the disposition of any material assets or line of business of the Company or its Subsidiaries, including Cingular or, Parent or its Subsidiaries after the Effective Time, (iii) requires them to deal exclusively in any material respect with any Person or group of related Persons or (iv) provides for a material indemnification obligation by the Company or any of its Subsidiaries. A true and complete copy of each such Contract has been made available to Parent prior to the date of this Agreement.

               (k) Takeover Statutes. The Board of Directors of the Company has taken all appropriate and necessary actions such that Parts 2 and 3 of
Article 11 of the GBCC shall not apply to the Merger or the other transactions contemplated hereby. No other "fair price", "moratorium", "control share acquisition" or other similar anti-takeover statute or regulation (each, a "Takeover Statute") as in effect on the date of this Agreement is applicable to the Company, the Company Shares, the Merger or the other transactions contemplated by this Agreement. No anti-takeover provision contained in the Company's articles of incorporation, including Article Tenth thereof, or its by-laws is, or at the Effective Time will be, applicable to the Merger or the other transactions contemplated hereby.

               (l) Environmental Matters. Except for such matters that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect: (i) each of the Company and its Subsidiaries has complied, and is in compliance, with all applicable Environmental Laws; (ii) the properties currently owned, leased or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) ("Company Current Properties") are not contaminated with any Hazardous Substances; (iii) the properties formerly owned or operated by the Company or any of its Subsidiaries ("Company Former Properties") were not contaminated with Hazardous Substances during the period of ownership or operation by the Company or any of its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries is subject to liability for the transportation, disposal or arranging for the transportation or disposal of any Hazardous Substance at any third party property; (v) there have been no releases or threatened releases of any Hazardous Substance (x) at any Company Current Property or, to the knowledge of the Company's executive officers, Company Former Properties or (y) caused by the Company or any of its Subsidiaries at any third party property; (vi) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or liable under any Environmental Law (including any claims relating to electromagnetic fields or microwave transmissions); (vii) neither the Company nor any of its Subsidiaries is subject to any orders, decrees or injunctions with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law; and (viii) to the knowledge of the Company's executive officers, there are no circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be likely to result in any claims, liability, investigations, costs or restrictions on the Company or any of its Subsidiaries or on the ownership, use, or transfer of Company Current Property or Company Former Property, in each case, pursuant to any Environmental Law.

               As used herein, the term "Environmental Law" means any Law relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance.

               As used herein, the term "Hazardous Substance" means any substance that is: listed, classified or regulated pursuant to any Environmental Law, including any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon.

               (m) Tax Matters. As of the date of this Agreement, neither the Company nor any of its affiliates has taken or agreed to take any action, nor do the executive officers of the Company have any knowledge of any fact or circumstance, that would prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

               (n) Taxes. Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, the Company and each of its Subsidiaries (i) have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them on or prior to the date of this Agreement and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes (as defined below) that are required to be paid or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith or for which adequate reserves have been established; and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, as of the date of this Agreement there are no audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters, in each case, pending or, to the knowledge of the executive officers or Controller of the Company, threatened. Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, neither the Company nor any member of its "affiliated group" (within the meaning of Section 1504 of the Code) has any item of income or gain, arising from an intercompany transaction within the meaning of Treasury Regulation ss.1.1502-13 that has not yet been taken into account pursuant to Treasury Regulation ss.1.1502-13. Neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation ss.1.1502-6 (or any comparable provision of state, local or foreign Law) except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to any Tax sharing agreement (with any Person other than the Company and/or any of its wholly-owned Subsidiaries), except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" within the meaning of Section 355(a)(1)(A) of the Code in any distribution intended to qualify for tax-free treatment under Section 355 of the Code occurring during the last 30 months. No payments to be made to any of the officers and employees of the Company or its Subsidiaries will, as a result of consummation of the Merger, be subject to the deduction limitations under Section 280G of the Code.

               As used in this Agreement, (i) the term "Tax" (including, with correlative meaning, the term "Taxes") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

               (o) Labor Matters. Section 5.1(o) of the Company Disclosure Letter sets forth a list, as of the date of this Agreement, of each material collective bargaining agreement or other similar Contract with a labor union or labor organization to which the Company or any of its Subsidiaries is a party. Except in each case as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (i) (except for proceedings involving individual employees arising in the ordinary course of business) neither the Company or any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel the Company to bargain with any labor union or labor organization and (ii) there is no pending or, to the knowledge of the Company's executive officers, threatened in writing, nor has there been for the past five years, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries.

               (p) Intellectual Property. Each of the Company and its Subsidiaries owns or has a valid right to use, or can acquire on reasonable terms, all Intellectual Property and Information Technology necessary to carry on its business as operated by it on the date of this Agreement, except where the absence of such rights would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any Intellectual Property of third parties which would reasonably be likely, individually or in the aggregate, to have a Company Material Adverse Effect.

               As used herein,

(1) "Computer Software" means all computer software and databases
(including without limitation source code, object code and all related documentation).

(2) "Information Technology" means the computers, Computer Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment and elements, and associated documentation, in each case, which are necessary for the operation of the business of the Company or any of its Subsidiaries as conducted as of the date of this Agreement.

(3) "Intellectual Property" means, collectively, all United States and foreign (A) trademarks, service marks, brand names, certification marks, collective marks, d/b/a's, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (B) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (C) trade secrets and confidential information and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists; (D) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; (E) moral rights, rights of publicity and rights of privacy; and
(F) all other intellectual property or proprietary rights.

               (q) Affiliate Transactions. As of the date of this Agreement, there are no transactions, arrangements or Contracts between the Company and its Subsidiaries, on the one hand, and its affiliates (other than its wholly-owned Subsidiaries) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

               (r) Insurance. The Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company or its Subsidiaries (taking into account the cost and availability of such insurance).

               (s) Rights Agreement. The Board of Directors of the Company has approved Parent and its Affiliates (as defined in the Rights Agreement) and Associates (as defined the Rights Agreement) as the Beneficial Owner (as defined in the Rights Agreement) of all of the Voting Securities (as defined in the Rights Agreement) and as the holder of all of the Voting Power (as defined in the Rights Agreement) and such approval has not been revoked, withdrawn or modified. Neither Parent nor Merger Sub shall be deemed to be an Acquiring Person (as such term is defined in the Rights Agreement) and the Distribution Date (as defined in the Rights Agreement) shall not be deemed to occur and the Rights will not separate from the Company Shares, as a result of entering into this Agreement or consummating the Merger and/or the other transactions contemplated hereby.

               (t) Brokers and Finders. Neither the Company nor any of the Company's officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company has employed Goldman, Sachs & Co. and Citigroup Global Markets Inc. as the Company's financial advisors, the arrangements with which have been disclosed to Parent prior to the date of this Agreement.

               (u) No Other Representations and Warranties. Except for the representations and warranties of the Company contained in this Agreement, the Company is not making and has not made, and no other Person is making or has made on behalf of the Company, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby, and no Person is authorized to make any such representations and warranties on behalf of the Company.

               5.2 .Representations and Warranties of Parent and Merger Sub. Except as set forth in the disclosure letter delivered to the Company by Parent at the time of entering into this Agreement (the "Parent Disclosure Letter"), or, to the extent the qualifying nature of such disclosure with respect to a specific representation and warranty is reasonably apparent therefrom, as set forth in the Parent Reports or the T Reports filed with the SEC, on or after January 1, 2005 and prior to the date of this Agreement, (excluding all disclosures in any "Risk Factors" Section) (it being understood that the exclusion with respect to the "Risk Factors" section in the prior parenthetical and in Section 7.3(d) shall not be deemed a qualification of the matters expressly set out in the Parent Disclosure Letter or the exceptions in the definition of "Parent Material Adverse Effect"), Parent and Merger Sub hereby represent and warrant to the Company as of the date of this Agreement and as of the Closing that:

               (a) Organization, Good Standing and Qualification. Each of Parent and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. Prior to the date of this Agreement, Parent has made available to the Company a complete and correct copy of the Parent's certificate of incorporation and by-laws, each as in effect and as amended through the date of this Agreement.

               As used in this Agreement "Parent Material Adverse Effect" means (x) an effect that would prevent or materially delay or impair the ability of Parent to consummate the Merger or (y) a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of Parent and its Subsidiaries, including its interest in Cingular, YP.com and any of their respective Subsidiaries, taken as a whole, excluding any such effect resulting from or arising in connection with changes or conditions (A) generally affecting (I) the United States economy or financial or securities markets, (II) political conditions in the United States or (III) the United States telecommunications industry or any generally recognized business segment of such industry, (B) generally affecting the telecommunications industry (or any generally recognized business segment of such industry) in any of the Parent Regions, each taken as a whole, (C) resulting from any hurricane, earthquake or other natural disaster in any of the Parent Regions, (D) resulting from the execution, announcement or performance of this Agreement, or (E) resulting from or arising in connection with the financial condition, properties, assets, liabilities, business or results of operations of Cingular, YP.com or any of their respective Subsidiaries; and (iii) the "Parent Regions" means each of the states of (A) California and Nevada, (B), Illinois, Indiana, Michigan, Ohio, Wisconsin; (C) Kansas, Missouri, Oklahoma, Arkansas and Texas and (D) Connecticut.

               (b) Capital Structure. (i) The authorized capital stock of Parent consists of 7,000,000,000 shares of Parent Common Stock, of which 3,884,566,072 shares of Parent Common Stock were issued and outstanding as of February 28, 2006, and 1,000,000,000 shares of Preferred Stock, par value $1.00 per share (the "Parent Preferred Stock"), of which 768,390.4 shares were outstanding as of the date of this Agreement. All of the outstanding shares of Parent Common Stock and Parent Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable. Section 5.2(b) of the Parent Disclosure Letter contains a correct and complete list as of February 28, 2006 of (x) the number of outstanding options to purchase Parent Common Stock (each, a "Parent Option") under the Parent Compensation and Benefit Plans, the exercise price of all Parent Options and number of shares of Parent Common Stock issuable at such exercise price and (y) the number of outstanding rights to receive Parent Common Stock (including without limitation restricted stock and restricted stock units), under the Parent Compensation and Benefit Plans (each a "Parent Common Stock Unit"). From February 28, 2006 to the date of this Agreement, Parent has not issued any Parent Common Stock except pursuant to the exercise of Parent Options and the settlement of Parent Common Stock Units outstanding on February 28, 2006 in accordance with their terms and since February 28, 2006 Parent has not issued any Parent Options or Parent Common Stock Units. Except as set forth in this
Section 5.2(b), as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Parent or any of its Subsidiaries to issue or sell any shares of capital stock or other equity securities of Parent or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from Parent or any of its Subsidiaries, any equity securities of Parent, and no securities or obligations of Parent or any of its Subsidiaries evidencing such rights are authorized, issued or outstanding. Except as set forth in this Section 5.2(b), as of the date of this Agreement, Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

               (ii) As of the date of this Agreement, each of the outstanding shares of capital stock or other securities of each of Parent's Subsidiaries that constitute a Significant Subsidiary, which term shall not be deemed to include Cingular, YP.com or any of their respective Subsidiaries, has been duly authorized and validly issued and is fully paid and nonassessable and owned by Parent or by a direct or indirect wholly-owned Subsidiary of Parent, free and clear of any Lien, except for such Liens as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. As of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Parent or any of its Subsidiaries to issue or sell any shares of capital stock or other equity securities of any of Parent's Subsidiaries (including Cingular) or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from Parent or any of its Subsidiaries any equity securities of any of Parent's Subsidiaries (including Cingular), and no securities or obligations of Parent or any of its Subsidiaries evidencing such rights are authorized, issued or outstanding. To the knowledge of Parent's executive officers, as of the date of this Agreement, no Person or group beneficially owns 5% or more of Parent's outstanding voting securities, with the terms "group" and "beneficially owns" having the meanings ascribed to them under Rule 13d-3 and Rule 13d-5 under the Exchange Act.

               (iii) The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $1.00 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned, directly or indirectly, by Parent, and there are (i) no other shares of capital stock or other voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or other voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, other voting securities or securities convertible into or exchangeable for capital stock or other voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

               (c) Corporate Authority; Approval and Fairness. Parent and Merger Sub each have all requisite corporate power and authority and each has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate, subject only to the approval by the stockholders of Parent by a majority of votes cast on the proposal to issue the shares of Parent Common Stock required to be issued in the Merger; provided that the total vote cast represents over 50% of all of the outstanding shares of Parent Common Stock (the "Parent Requisite Vote"). This Agreement has been duly executed and delivered by Parent and Merger Sub and is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. The shares of Parent Common Stock, when issued pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof. The Board of Directors of Parent has (A) unanimously approved this Agreement and the other transactions contemplated hereby and resolved to recommend that the holders of Parent Common Stock vote in favor of the issuance of Parent Common Stock required to be issued in the Merger pursuant to this Agreement (the "Parent Recommendation"), (B) received the opinions of its financial advisors, Lehman Brothers Inc. and Evercore Financial Advisors LLC, Inc., dated as of the date of this Agreement, to the effect that the Exchange Ratio is fair from a financial point of view to Parent and (C) directed that the proposal to issue shares of Parent Common Stock required to be issued in the Merger be submitted to the holders of Parent Common Stock for their approval.

               (d) Governmental Filings; No Violations. (i) Other than the necessary notices, reports, filings, consents, registrations, approvals, permits or authorizations (A) pursuant to Section 1.3, (B) required under the HSR Act, the EC Merger Regulation (if applicable), the Exchange Act and the Securities Act, (C) to comply with state securities or "blue-sky" laws,
(D) with or to the FCC pursuant to the Communications Act, (E) with or to the local, state and foreign PUCs and local, state and foreign Governmental Entities pursuant to applicable local, state or foreign Utilities Laws and
(F) if any, of the foreign regulatory bodies pursuant to applicable foreign laws regulating actions having the purpose or effect of monopolization or restraint of trade, no filings, notices and/or reports are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity, in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

               (ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, a termination (or right of termination) or a default under Parent's certificate of incorporation or by-laws, (B) a breach or violation of, a termination (or right of termination) or a default under, the certificate of incorporation, by-laws or the comparable governing instruments of any of Parent's Significant Subsidiaries, (C) a breach or violation of, or a default or termination (or right of termination) under, the acceleration of any obligations or the creation of an obligation, Lien or pledge, security interest or other encumbrance on Parent's assets or the assets of any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contract binding upon Parent or any of its Subsidiaries or, assuming the filings, notices and/or approvals referred to in Section 5.2(d)(i) are made or obtained, any Law or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject or
(D) any change in the rights or obligations of any party under any of its Contracts, except, in the case of clauses (C) and (D), for any breach, violation, termination, default, acceleration, creation or change that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. The Parent Disclosure Letter sets forth a correct and complete list of Contracts of Parent and its Subsidiaries pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement other than those where the failure to obtain such consents or waivers would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

               (e) Reports; Financial Statements. (i) Each of Parent and, to the knowledge of the executive officers of Parent, AT&T Corporation, a New York corporation ("T"), has filed and furnished all forms, statements, reports and documents required to be filed or furnished by it with or to the SEC pursuant to applicable securities statutes, regulations, policies and rules since December 31, 2004 (collectively, such forms, statements, reports and documents filed with or furnished to the SEC since December 31, 2004, or those filed with or furnished to the SEC subsequent to the date of this Agreement, and as amended, the "Parent Reports" and the "T Reports", respectively). Each of the Parent Reports and, to the knowledge of the executive officers of Parent, the T Reports at the time of its filing or being furnished complied, or if not yet filed or furnished in the case of Parent Reports, will comply, as to form, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and Sarbanes-Oxley, and any rules and regulations promulgated thereunder applicable to the Parent Reports and the T Reports, as the case may be. As of their respective dates (and, if amended, as of the date of such amendment) the Parent Reports and, to the knowledge of the executive officers of Parent, the T Reports did not, and any of the Parent Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

               (ii) Parent maintains, and, to the knowledge of the executive officers of Parent, prior to its acquisition by Parent, T maintained, disclosure controls and procedures as required by Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are or were, as applicable, designed to ensure that information required to be disclosed by Parent and T, as applicable, in the reports it files or filed, as applicable, or submits or submitted, as applicable, under the Exchange Act is or were, as applicable, recorded, processed, summarized and reported within the time frames specified by the SEC's rules and forms. Parent maintains, and, to the knowledge of the executive officers of Parent, prior to its acquisition by Parent, T maintained, internal control over financial reporting as required by Rule 13a-15 under the Exchange Act. Such internal control over financial reporting are or were, as applicable, in the case of Parent, in the case of T, to the knowledge of the executive officers of Parent, designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect or reflected, as applicable, the transactions and dispositions of the assets of Parent or T, as applicable, (ii) provide or provided, as applicable, reasonable assurance that transactions are or were, as applicable, recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of Parent or T, as applicable, are being made or were made, as applicable, only in accordance with authorizations of management and directors of the Parent or T, as applicable, and (iii) provide or provided, as applicable, reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Parent or T, as applicable, that could have a material effect on its financial statements. Parent has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to Parent's auditors and the audit committee of Parent's board of directors (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are or were, as applicable, reasonably likely to adversely affect Parent's ability to record, process, summarize and report financial information and has identified for Parent's auditors and audit committee of Parent's board of directors any material weaknesses in its internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal control over financial reporting. Parent has made available to the Company prior to the date of this Agreement a summary of any such disclosure made by management of Parent to Parent's auditors and audit committee since December 31, 2004. Since December 31, 2004 and prior to the date of this Agreement, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no material concerns from Parent employees (including former employees of T and its Subsidiaries) regarding questionable accounting or auditing matters, have been received by Parent or, to the knowledge of the executive officers of Parent, T. Parent has made available to the Company prior to the date of this Agreement a summary of all material complaints or concerns relating to other matters made since December 31, 2004 and through the date of this Agreement through Parent's and, to the knowledge of the executive officers of Parent, T's whistleblower hot-lines or equivalent systems for receipt of employee concerns regarding possible violations of Law by Parent, T or any of their Subsidiaries or any of their respective employees. No attorney representing Parent, T or any of their respective Subsidiaries, whether or not employed by Parent, T or any of their Subsidiaries, has, in the case of T to the knowledge of the executive officers of Parent, reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by Parent or T or any of their respective officers, directors, employees or agents to Parent's or T's chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors or the board of directors pursuant to the rules adopted pursuant to Section 307 of Sarbanes-Oxley or any Parent or T policy contemplating such reporting, including in instances not required by those rules.

               (iii) Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports and the T Reports (including the related notes and schedules) fairly presents the consolidated financial position of Parent and its consolidated Subsidiaries or T and its consolidated Subsidiaries, as applicable, as of its date, and each of the consolidated statements of operations, cash flows and of changes in stockholders' equity included in or incorporated by reference into the Parent Reports and the T Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings and changes in financial position, as the case may be, of Parent and its consolidated Subsidiaries or T and its consolidated Subsidiaries, as applicable, for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein; provided that with respect to T Reports such representations are made only to the knowledge of the executive officers of Parent.

               (f) Absence of Certain Changes. Since December 31, 2005 there has not been any event, occurrence, discovery or development which has had or would, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. Since December 31, 2005, and through the date of this Agreement: (i) Parent and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than in accordance with, the ordinary and usual course of such businesses; (ii) except for normal quarterly cash dividends in an amount equal to $.3325 per share of Parent Common Stock, Parent and its non-wholly-owned Subsidiaries have not declared, set aside or paid any dividend or distribution payable in cash, stock or property in respect of any capital stock; (iii) Parent and its Subsidiaries have not incurred any material indebtedness for borrowed money or guaranteed such indebtedness of another Person, or issued or sold any debt securities or warrants or other rights to acquire any debt security of Parent or any of its Subsidiaries other than in the ordinary course of business; (iv) Parent and its Subsidiaries have not acquired any business, whether by merger, consolidation, purchase of property or assets or otherwise; and (v) Parent and its Subsidiaries have not made any material change with respect to accounting policies except as required by changes in GAAP or by Law.

               (g) Litigation and Liabilities. There are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of Parent's executive officers, threatened against Parent or any of its Subsidiaries, except for those that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, or any other facts or circumstances that are reasonably likely to result in any obligations or liabilities of Parent or any of its Subsidiaries, except for (A) liabilities or obligations to the extent (x) reflected on the consolidated balance sheets of Parent or (y) readily apparent in the notes thereto, in each case included in Parent's annual report on Form 10-K for the year ended December 31, 2005, (B) liabilities or obligations incurred in the ordinary course of business since December 31, 2005, none of which has had or would, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, (C) payment or performance obligations under Contracts required in accordance with their terms, or performance obligations, to the extent required under applicable Law or (D) those liabilities or obligations that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

               (h) Employee Benefits
                   -----------------

               (i) For purposes of this Section 5.2(h), "Parent Compensation and Benefit Plan" means each material benefit and compensation plan, contract, policy or arrangement maintained, sponsored or contributed to by Parent or any of its Subsidiaries covering current or former employees of Parent and its Subsidiaries ("Parent Employees") and current or former directors of Parent, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, and incentive and bonus, deferred compensation, stock purchase, restricted stock, stock option, stock appreciation rights or stock based compensation plans, other than those Parent Compensation and Benefit Plans maintained outside of the United States primarily for the benefit of Parent Employees working outside of the United States (the "Parent Non U.S. Compensation and Benefit Plans"). For all purposes under this Agreement other than Section 5.2(h), Parent Compensation and Benefit Plans shall be read without the word material.

               (ii) Each Parent Compensation and Benefit Plan, other than Multiemployer Plans (collectively, the "Parent U.S. Compensation and Benefit Plans"), is in compliance with, to the extent applicable, ERISA, the Code, and other applicable Laws, in each case except for such failures as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. Each Parent U.S. Compensation and Benefit Plan which an ERISA Plan that is a Pension Plan and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS covering all tax Law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code and Parent is not aware of any circumstances likely to result in the loss of the qualification of such plan under Section 401(a) of the Code.

               (iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Parent or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Parent under
Section 4001 of ERISA or Section 414 of the Code ("Parent ERISA Affiliate"), except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. Parent and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of Parent ERISA Affiliate), except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

               (iv) Except as provided in this Agreement or as may be required by Law, none of the execution of this Agreement, shareholder approval of this Agreement, receipt of approval or clearance from any one or more Governmental Entities of the Merger, or the consummation of the Merger will (A) entitle any employees of Parent or its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement; or (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other substantial obligation pursuant to, any Parent U.S. Compensation and Benefit Plan, in either case, which would be reasonably likely to result in a Parent Material Adverse Effect.

               (i) Compliance with Laws. The businesses of each of Parent and its Subsidiaries have not been conducted in violation of any Law, except for violations that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. No investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, to the knowledge of Parent's executive officers, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. Each of Parent and its Subsidiaries has obtained and is in substantial compliance with all Licenses necessary to conduct its business as presently conducted, except for those the absence of which, or failure to be in compliance with, would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

               (j) Takeover Statutes. No Takeover Statute or any anti-takeover provision in the Parent's certificate of incorporation or by-laws is, or at the Effective Time will be, applicable to the Merger or the other transactions contemplated by this Agreement.

               (k) Environmental Matters. Except for such matters that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect: (i) each of Parent and its Subsidiaries has complied, and is in compliance, with all applicable Environmental Laws;
(ii) the properties currently owned, leased or operated by Parent or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) ("Parent Current Properties") are not contaminated with any Hazardous Substances; (iii) the properties formerly owned or operated by Parent or any of its Subsidiaries ("Parent Former Properties") were not contaminated with Hazardous Substances during the period of ownership or operation by Parent or any of its Subsidiaries; (iv) neither Parent nor any of its Subsidiaries is subject to liability for the transportation, disposal or arranging for the transportation or disposal of any Hazardous Substance at any third party property; (v) there have been no releases or threatened releases of any Hazardous Substance (x) at any Parent Current Property or, to the knowledge of Parent's executive officers, Parent Former Properties or (y) caused by Parent or any of its Subsidiaries at any third party property; (vi) neither Parent nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that Parent or any of its Subsidiaries may be in violation of or liable under any Environmental Law (including any claims relating to electromagnetic fields or microwave transmissions); (vii) neither Parent nor any of its Subsidiaries is subject to any orders, decrees or injunctions with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law; and (viii) to the knowledge of Parent's executive officers, there are no circumstances or conditions involving Parent or any of its Subsidiaries that could reasonably be likely to result in any claims, liability, investigations, costs or restrictions on Parent or any of its Subsidiaries or on the ownership, use, or transfer of Parent Current Property or Parent Former Property, in each case, pursuant to any Environmental Law.

               (l) Tax Matters. As of the date of this Agreement, neither Parent nor any of its affiliates has taken or agreed to take any action, nor do the executive officers of Parent have any knowledge of any fact or circumstance, that would prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

               (m) Taxes. Except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, Parent and each of its Subsidiaries (i) have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them on or prior to the date of this Agreement and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are required to be paid or that Parent or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith or for which adequate reserves have been established; and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, as of the date of this Agreement there are no audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters, in each case, pending or, to the knowledge of the executive officers of Parent or its Controller, threatened. Except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, neither Parent nor any member of its "affiliated group" (within the meaning of Section 1504 of the Code) has any item of income or gain, arising from an intercompany transaction within the meaning of Treasury Regulation ss.1.1502-13 that has not yet been taken into account pursuant to Treasury Regulation ss.1.1502-13. Neither Parent nor any of its Subsidiaries has any liability for Taxes of any Person (other than Parent and its Subsidiaries) under Treasury Regulation ss.1.1502-6 (or any comparable provision of state, local or foreign Law) except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is a party to any Tax sharing agreement (with any Person other than Parent and/or any of its wholly-owned Subsidiaries), except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" within the meaning of Section 355(a)(1)(A) of the Code in any distribution intended to qualify for tax-free treatment under Section 355 of the Code occurring during the last 30 months.

               (n) Labor Matters. Section 5.2(n) of the Parent Disclosure Letter sets forth a list, as of the date of this Agreement, of each material collective bargaining agreement or other similar Contract with a labor union or labor organization to which Parent or any of its Subsidiaries is a party. Except in each case as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, (i) (except for proceedings involving individual employees arising in the ordinary course of business) neither Parent or any of its Subsidiaries is the subject of any proceeding asserting that Parent or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel Parent to bargain with any labor union or labor organization and
(ii) there is no pending or, to the knowledge of Parent's executive officers, threatened in writing, nor has there been for the past five years, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Parent or any of its Subsidiaries.

               (o) Intellectual Property. Each of the Parent and its Subsidiaries owns or has a valid right to use, or can acquire on reasonable terms, all Intellectual Property and Information Technology necessary to carry on its business as operated by it on the date of this Agreement, except where the absence of such rights would not, individually or in the aggregate, have a Parent Material Adverse Effect. Neither the Parent nor any of its Subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any Intellectual Property of third parties which would reasonably be likely, individually or in the aggregate, to have a Parent Material Adverse Effect.

               (p) Affiliate Transactions. As of the date of this Agreement, there are no transactions, arrangements or Contracts between Parent and its Subsidiaries, on the one hand, and its affiliates (other than its wholly-owned Subsidiaries) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

               (q) Insurance. Parent and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Parent or its Subsidiaries (taking into account the cost and availability of such insurance).

               (r) Brokers and Finders. Neither Parent nor any of Parent's officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated in this Agreement, except that Parent has employed Lehman Brothers Inc., Evercore Financial Advisors LLC, and Rohatyn & Associates as its financial advisers, the arrangements with which have been disclosed to the Company prior to the date of this Agreement.

               (s) No Other Representations and Warranties. Except for the representations and warranties of Parent and Merger Sub contained in this Agreement, Parent and Merger Sub are not making and have not made, and no other Person is making or has made on behalf of Parent or Merger Sub, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby, and no Person is authorized to make any such representations and warranties on behalf of Parent or Merger Sub.

                                ARTICLE VI

                                 COVENANTS

               6.1 Interim Operations. (a) The Company covenants and agrees as to itself and its Subsidiaries that from and after the date of this Agreement and prior to the Effective Time, the business of the Company and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, the Company and its Subsidiaries shall use reasonable best efforts to preserve its business organization intact and maintain the Company's existing relations and goodwill with customers, suppliers, regulators, distributors, creditors, lessors, employees and business associates in each case unless Parent shall approve in writing (which approval will not be unreasonably withheld or delayed) and except as expressly contemplated by this Agreement. Nothing contained in this Section 6.1(a) shall require the Company, any of its Subsidiaries or any of their respective directors or officers to approve or consent to the taking of any action by Cingular, YP.com or any of their respective Subsidiaries. For the avoidance of doubt, any reference in this Section 6.1(a) to an aggregate amount with respect to the Company and its Subsidiaries shall be deemed to refer to the Company and its Subsidiaries on a consolidated basis. The Company covenants and agrees as to itself and its Subsidiaries that, from and after the date of this Agreement and prior to the Effective Time (unless Parent shall otherwise approve in writing (which approval will not be unreasonably withheld or delayed), and except as otherwise expressly contemplated by this Agreement or disclosed in the Company Disclosure Letter):

               (i) the Company shall not (A) amend the Company's articles of incorporation or by-laws; (B) amend, modify or terminate the Rights Agreement in any manner adverse to Parent's rights hereunder or exempt any other Person as an Acquiring Person (as defined in the Rights Agreement) thereunder, (C) amend, modify, terminate or waive any provision under any standstill agreement unless an amendment, modification, termination or waiver which is the same in all substantive respects is unconditionally offered to be made with respect to the standstill agreement applicable to Parent (provided, that any such amendment to the standstill agreement with Parent need remain in effect only until the termination of this Agreement),
(D) split, combine, subdivide or reclassify its outstanding shares of capital stock; (C) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock, other than regular quarterly cash dividends on the Company Shares in amounts not to exceed $0.29 per fiscal quarter; or (D) repurchase, redeem or otherwise acquire or permit any of the Company's Subsidiaries to purchase or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, except that the Company may repurchase Company Shares in the ordinary course of business (x) as necessary to effect (I) the issuance of Company Shares in respect of Company Options and Company Awards or otherwise under Company Stock Plans and (II) the issuance of Company Shares under the Company Direct Investment Plan and (y) not to exceed $500 million in any fiscal quarter;

               (ii) the Company shall not merge, consolidate or adopt a plan of liquidation, or permit any of its Subsidiaries to merge or consolidate or adopt a plan of liquidation, except for any such transactions among wholly-owned Subsidiaries of the Company and the Company and except for acquisitions permitted by clause (ix) below effected by a means of a merger or consolidation of a Subsidiary of the Company;

               (iii) neither the Company nor any of its Subsidiaries shall take any action that would prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code;

               (iv) neither the Company nor any of its Subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards of stock-based compensation or other benefits under, amend or otherwise modify, any Company Compensation and Benefit Plans or increase the salary, wage, bonus or other compensation of any directors, officers or key employees except (A) for grants or awards to directors, officers and employees of the Company or its Subsidiaries under Company Compensation and Benefit Plans in existence as of the date of this Agreement in such amounts and on such terms as are consistent with past practice; (B) in the normal and usual course of business (which shall include normal periodic performance reviews and related Company Compensation and Benefit Plan increases in compensation and employee benefits and the provision of compensation and employee benefits under the Company Compensation and Benefit Plans consistent with past practice for current, promoted or newly hired officers and employees and the adoption of Company Compensation and Benefit Plans for employees of new Subsidiaries in amounts and on terms consistent with past practice), provided that in no event shall the Company
(x) institute a broad based change in compensation or, (y) increase or institute any new severance, change in control, termination or deferred compensation benefits, or (C) for actions necessary to satisfy existing contractual obligations under Company Compensation and Benefit Plans existing as of the date of this Agreement, provided that in no event shall the Company or any of its Subsidiaries (i) take any action to fund or in any other way secure the payment of compensation or benefits (other than rabbi trusts listed in Section 5.1(h)(i) of the Company Disclosure Letter in accordance with their terms), (ii) take any action to accelerate the vesting or payment of any compensation or benefits (other than with respect to officers and other employees whose employment terminates prior to the Effective Time (x) as required by the terms of a Company Compensation and Benefit Plan in effect on the date of this Agreement or (y) in the ordinary course of business consistent with past practice (but in the case of (y) excluding officers of the Company who are subject to Section 16 of the Exchange Act)), (iii) other than in the ordinary course of business consistent with past practice, materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Compensation and Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Law, or (iv) amend the terms of any outstanding equity-based award (other than with respect to officers and other employees whose employment terminates prior to the Effective Time (x) as required by the terms of a Company Compensation and Benefit Plan in effect on the date of this Agreement or
(y) in the ordinary course of business consistent with past practice (but in the case of (y) excluding officers of the Company who are subject to
Section 16 of the Exchange Act));

               (v) neither the Company nor any of its Subsidiaries shall incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for (A) indebtedness for borrowed money incurred in the ordinary course of business not to exceed $1.5 billion in the aggregate; (B) indebtedness for borrowed money in replacement of existing indebtedness for borrowed money or any indebtedness permitted to be incurred under this clause (v), (C) guarantees by the Company of indebtedness of its wholly-owned Subsidiaries or (D) interest rate swaps on customary commercial terms consistent with past practice and not to exceed $750 million of notional debt in the aggregate in addition to notional debt currently under swap or similar agreements;

               (vi) neither the Company nor any of its Subsidiaries shall make or commit to any capital expenditures other than in the ordinary course of business and in any event not in excess of 110% of the aggregate amount reflected in the Company's capital expenditure budget for the year in which such capital expenditures are made, a copy of which capital expenditure budget for 2006 and 2007 is attached to the Company Disclosure Letter;

               (vii) neither the Company nor any of its Subsidiaries shall
(A) transfer, lease, license, sell, mortgage, pledge, place a Lien upon or otherwise dispose of any of the Company's or its Subsidiaries' interest in Cingular (other than transfers to the Company or wholly-owned Subsidiaries of the Company) or (B) otherwise transfer, lease, license, sell, mortgage, pledge, place a Lien upon or otherwise dispose of any other property or assets (including capital stock of any of its Subsidiaries) with a fair market value in excess of $500 million in the aggregate, except in the case of the clause (B) for (x) transfers, leases, licenses, sales, mortgages, pledges, Liens, or other dispositions in the ordinary course of business and (y) mortgages, pledges and Liens to secure indebtedness for borrowed money permitted to be incurred pursuant to clause (v) above and of a type and under circumstances consistent with past practice;

               (viii) neither the Company nor any of its Subsidiaries shall issue, deliver, sell, or encumber shares of its capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such shares except: (A) any Company Shares issued pursuant to Company Options and Company Awards outstanding on the date of this Agreement under the Company Stock Plans, Company Awards and awards of performance shares granted hereafter under the Company Stock Plans in accordance with this Agreement and Company Shares issuable pursuant to such Company Awards; (B) any Company Shares issued pursuant to the Company Direct Investment Plan;
(C) Company Awards or performance shares issued in the ordinary course of business under the Company Stock Plans; provided that Company Awards and performance shares in respect of no more than 400,000 Company Shares may be issued in the aggregate and (D) issuances of capital stock by wholly-owned Subsidiaries of the Company to the Company or any wholly-owned Subsidiary of the Company;

               (ix) neither the Company nor any of its Subsidiaries shall spend in excess of $1 billion in the aggregate to acquire any business, whether by merger, consolidation, purchase of property or assets or otherwise (valuing any non-cash consideration at its fair market value as of the date of the agreement for such acquisition); provided that neither the Company nor any of its Subsidiaries shall make, or agree to make, any acquisition that would reasonably be likely to prevent or materially delay or impair the Merger or the Company's ability to consummate the transactions contemplated hereby. For purposes of this clause (ix), the amount spent with respect to any acquisition shall be deemed to include the aggregate amount of capital expenditures that the Company is obligated to make at any time or is reasonably likely to make as a result of such acquisition within two years after the date of acquisition;

               (x) neither the Company nor any of its Subsidiaries shall make any change with respect to accounting policies, except as required by changes in GAAP or by Law, or except as the Company, based upon the advice of its independent auditors, and after consultation with Parent, determines in good faith is advisable to conform to best accounting practices;

               (xi) except as required by Law, neither the Company nor any of its Subsidiaries shall (i) make any material Tax election or take any material position on any material Tax Return filed on or after the date of this Agreement or adopt any material method therefor that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods or (ii) settle or resolve any material Tax controversy;

               (xii) neither the Company nor any of its Subsidiaries shall
(a) enter into any material line of business in any geographic area other than the current businesses of the Company or any of its Subsidiaries in the geographic areas where they are conducted, as of the date of this Agreement or except as conducted as of the date of this Agreement, engage in the conduct of any business in any geographic area which would require a License issued or granted by a Governmental Entity to be obtained by the Company or any of its Subsidiaries, or file for any License to be issued by a Governmental Entity outside of the ordinary course of business, if in each such case a filing would be required to be made with, or a consent or approval would be required to be obtained from, a Government Entity prior to the Effective Time with respect to transfer of such License and such conduct or filing for such License would reasonably be likely to prevent or delay the Merger or result in the Merger being prevented or delayed;

               (xiii) other than investments in marketable securities in the ordinary course of business, neither the Company nor any of its Subsidiaries shall make any loans, advances or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly-owned Subsidiary of the Company or Cingular, YP.com or any of their respective Subsidiaries) in excess of $25 million, individually or $100 million in the aggregate;

               (xiv) neither the Company nor any of its Subsidiaries shall enter into (i) any non-competition Contract or other Contract that purports to limit in any material respect either the type of business in which the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business or (ii) any Contract requiring the Company or its Subsidiaries to, in any material respect, deal exclusively with a Person or related group of Persons;

               (xv) neither the Company nor any of its Subsidiaries shall settle any litigation or other proceedings before or threatened to be brought before a Governmental Entity for an amount to be paid by the Company or any of its Subsidiaries (excluding amounts paid or reimbursed by insurance) in excess of $50 million or, in the case of non-monetary settlements, which would be reasonably likely to have an adverse impact in any material respect on the operations of the Company and its Subsidiaries taken as a whole; and

               (xvi) neither the Company nor any of its Subsidiaries shall authorize or enter into any agreement to do any of the foregoing.

               (b) Parent covenants and agrees as to itself and its Subsidiaries that from and after the date of this Agreement and prior to the Effective Time, the business of Parent and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, Parent and its Subsidiaries shall use commercially reasonable efforts to preserve its business organization intact and maintain Parent's existing relations and goodwill with customers, suppliers, regulators, distributors, creditors, lessors, employees and business associates, in each case unless the Company shall approve in writing (which approval will not be unreasonably withheld or delayed) and except as expressly contemplated by this Agreement. Nothing contained in this Section 6.1(b) shall require Parent, any of its Subsidiaries or any of their respective directors or officers to approve or consent to the taking of any action by Cingular, YP.com or any of their respective Subsidiaries. For the avoidance of doubt, any reference in this Section 6.1(b) to an aggregate amount with respect to Parent and its Subsidiaries shall be deemed to refer to Parent and its Subsidiaries on a consolidated basis. Parent covenants and agrees as to itself and its Subsidiaries that, from and after the date of this Agreement and prior to the Effective Time (unless the Company shall otherwise approve in writing (which approval will not be unreasonably withheld or delayed), and except as otherwise expressly contemplated by this Agreement or disclosed in the Parent Disclosure Letter):

               (i) Parent shall not (A) amend Parent's certificate of incorporation or by-laws in any manner that would reasonably be likely to prevent or materially delay or impair the Merger or the consummation of the transactions contemplated hereby; provided that any amendment to its certificate of incorporation to increase the authorized number of shares of any class or series of the capital stock of Parent shall in no way be restricted by the foregoing; (B) split, combine, subdivide or reclassify its outstanding shares of capital stock; (C) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock, other than regular quarterly cash dividends on the Parent Common Stock in amounts not to exceed $0.3325 per fiscal quarter, as the same may be increased from time to time in a manner consistent with past practice; or (D) repurchase, redeem or otherwise acquire or permit any of Parent's Subsidiaries to purchase or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock except that (x) Parent may repurchase shares of Parent Common Stock in the ordinary course of business in connection with the issuance of shares of Parent Common Stock in respect of Parent Options or otherwise under Parent Compensation and Benefit Plans and (y) Parent may repurchase shares of Parent Common Stock pursuant to open market purchases not to exceed $1 billion per fiscal quarter;

               (ii) Parent shall not (A) merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or adopt a plan of liquidation, except for any such transactions among wholly-owned Subsidiaries of Parent and except for acquisitions permitted by clause (viii) below;

               (iii) neither Parent nor any of its Subsidiaries shall take any action that would prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code;

               (iv) neither Parent nor any of its Subsidiaries shall incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of Parent or any of its Subsidiaries, except for (A) indebtedness for borrowed money incurred in the ordinary course of business not to exceed $4 billion in the aggregate; (B) indebtedness for borrowed money in replacement of existing indebtedness for borrowed money or any indebtedness permitted to be incurred under this clause (iv), (C) guarantees by Parent of indebtedness of its wholly-owned Subsidiaries or (D) interest rate swaps on customary commercial terms consistent with past practice;

               (v) neither Parent nor any of its Subsidiaries shall make or commit to any capital expenditures in excess of 110% of the aggregate amount reflected in Parent's capital expenditure budget for the year in which such capital expenditures are made, a copy of which capital expenditure budget for 2006 and 2007 is attached to Parent Disclosure Letter;

               (vi) neither Parent nor any of its Subsidiaries shall transfer, lease, license, sell, mortgage, pledge, place a Lien upon or otherwise dispose of any of Parent's or its Subsidiaries' (A) interest in Cingular (other than transfers to Parent or wholly-owned Subsidiaries of Parent or (B) any other property or assets (including capital stock of any of its Subsidiaries), with a fair market value in excess of $2 billion in the aggregate, except in the case of the clause (B) for (w) dispositions of minority interests and real estate no longer being utilized or needed, (x) transfers, leases, licenses, sales, mortgages, pledges, Liens, or other dispositions in the ordinary course of business, or transfers, leases, licenses, sales, mortgages, pledges, Liens, or other dispositions in connection with sale/leaseback transactions (y) mortgages, pledges and Liens to secure indebtedness for borrowed money permitted to be incurred pursuant to clause (v) above or (z) dispositions of assets used as consideration for acquisitions that are permitted pursuant to clause (viii) below;

               (vii) neither Parent nor any of its Subsidiaries shall issue, deliver, sell, or encumber shares of its capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such shares except: (A) any Parent Common Stock issued pursuant to options and other awards outstanding on the date of this Agreement under the Parent Compensation and Benefit Plans, awards of options and other awards granted hereafter under the Parent Compensation and Benefit Plans in accordance with this Agreement and shares of Parent Common Stock issuable pursuant to such awards; (B) any Parent Options and other stock payable awards issued in the ordinary course of business under the Parent Compensation and Benefit Plans; provided that such Parent Options and other awards issued after the date hereof shall not be, or be exercisable, for more than 121,000,000 shares of Parent Common Stock in the aggregate and
(C) issuances of Parent Common Stock with an aggregate fair market value not in excess of $1 billion (as of the date of the commitment to issue) in transactions described in clause (viii) below;

               (viii) neither Parent nor any of its Subsidiaries shall spend in excess of $4 billion in the aggregate to acquire any business, whether by merger, consolidation, purchase of property or assets or otherwise (valuing any non-cash consideration at its fair market value as of the date of the agreement for such acquisition); provided that neither Parent nor any of its Subsidiaries shall make any acquisition that would, or would reasonably be likely to prevent or materially delay or impair the Merger or consummation of the transactions contemplated hereby;

               (ix) neither Parent nor any of its Subsidiaries shall enter into any material line of business other than the current businesses of Parent and its Subsidiaries if entering into such line of business would prevent or materially delay or impair the Merger; and

               (x) neither Parent nor any of its Subsidiaries shall authorize or enter into any agreement to do any of the foregoing.

               6.2 Acquisition Proposals

               (a) No Solicitation or Negotiation. The Company agrees that neither it nor any of its Subsidiaries nor any of its or its Subsidiaries' officers and directors shall, and that it shall use its reasonable best efforts to instruct and cause its and its Subsidiaries' directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, "Representatives") not to, directly or indirectly:

               (i) initiate, solicit, or knowingly facilitate or encourage, any inquiries or the making of any proposal or offer that constitutes or could reasonably be likely to lead to an Acquisition Proposal (as defined below); or

               (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person who has made, or proposes to make, or otherwise knowingly facilitate, or encourage an Acquisition Proposal.

               Notwithstanding anything in this Agreement to the contrary, prior to the time, but not after, this Agreement is approved by the Company's shareholders pursuant to the Company Requisite Vote, the Company may (A) provide information in response to a request therefor by a Person who has made a bona fide written Acquisition Proposal that was not initiated, solicited, facilitated or encouraged, in violation of this
Section 6.2 or by the Company's Representatives, prior to the time such Acquisition Proposal was first made after the date hereof, if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms substantially similar to those contained in the Non-Disclosure Agreement, dated as of February 16, 2006, (the "Confidentiality Agreement"), by and between Parent and the Company together with a customary standstill agreement on terms no more favorable to such Person than the standstill applicable to Parent except that the term of such standstill agreement may be shorter than the time of the standstill applicable to Parent (but not less than 9 months) and other provisions of the standstill may be more favorable to such Person (to the extent customary) in which case the term and other provisions of the standstill applicable to Parent shall, for so long as this Agreement is in effect, automatically be reduced to be as favorable to Parent as such other standstill agreement is to such Person or made more favorable to Parent; or
(B) engage in discussions or negotiations with any Person who has made a bona fide written Acquisition Proposal that was not initiated, solicited, facilitated or encouraged, in violation of this Section 6.2 or by the Company's representatives, prior to the time such Acquisition Proposal was first made after the date hereof, if, in each case referred to in clause
(A) or (B) above, the Board of Directors of the Company determines in good faith (after consultation with its financial advisers and legal counsel) that such action is necessary in order for the directors of the Company to comply with their fiduciary duties under applicable Law; and in the case referred to in clause (B) above, if the Board of Directors of the Company, has determined in good faith based on all the information then available and after consultation with its financial advisers and legal counsel that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal.

               (b) Definitions. For purposes of this Agreement:

               "Acquisition Proposal" means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination, acquisition, distribution or similar transaction outside the ordinary course of business involving the Company or any direct or indirect interest in Cingular or any of the Company's Significant Subsidiaries; provided that in no event shall any transaction involving the Company or any of the Company's Significant Subsidiaries that is expressly permitted by Sections 6.1(a)(ix) or (xiii) and which proposal could not reasonably be expected to result in a Superior Proposal be deemed to constitute an "Acquisition Proposal", or (ii) any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the Company Shares or 15% or more of the consolidated assets (including, without limitation, equity interests in Subsidiaries of the Company); provided that in no event shall a proposal or offer made by or on behalf of Parent or any of its Subsidiaries, be deemed to constitute an "Acquisition Proposal."

               "Superior Proposal" means a bona fide Acquisition Proposal involving assets of the Company or its Subsidiaries representing at least 50% of the fair market value of the consolidated assets of the Company (including its interest in Cingular and YP.com) or at least 50% of the outstanding Company Shares and otherwise for the purpose of this definition substituting 50% for each reference to 15% in the definition of "Acquisition Proposal", that was not initiated, solicited, facilitated or encouraged, in violation of this Section 6.2 or by the Company's Representatives prior to the time such Acquisition Proposal was first made after the date hereof, that the Board of Directors of the Company determines in good faith (after consultation with its financial advisers and legal counsel) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the Company's shareholders from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by this Agreement agreed to by Parent pursuant to Section 6.2(c)).

               (c) Company Recommendation. (i) The Board of Directors of the Company, and each committee thereof, shall not:

               (x) except as expressly permitted by this Section 6.2, withhold or withdraw, or qualify or modify in a manner reasonably likely to be understood to be adverse to Parent (or publicly resolve to withhold or withdraw or so publicly qualify or modify), the Company Recommendation or approve or recommend to the Company's shareholders any Acquisition Proposal; or

               (y) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 6.2(a) entered into in the circumstances referred to in Section 6.2(a)) for any Acquisition Proposal.

               (ii) Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, this Agreement is approved by the Company's shareholders by the Company Requisite Vote, the Company's Board of Directors shall be permitted (A) to withhold or withdraw, or qualify or modify in a manner reasonably likely to be understood to be adverse to Parent, the Company Recommendation (a "Company Recommendation Change") if but only if (i) the Company has received a Superior Proposal, (ii) the Board of Directors of the Company determines in good faith (after consultation with its financial advisers and outside legal counsel), that, as a result of such Superior Proposal, a Company Recommendation Change is necessary in order for the directors of the Company to comply with their fiduciary duties under applicable Law, (iii) three business days have elapsed following delivery by the Company to Parent of written notice advising Parent that the Board of Directors of the Company intends to so make a Company Recommendation Change, specifying the material terms and conditions of the Superior Proposal and identifying the Person making the Superior Proposal, (iv) the Company has given Parent the opportunity to propose to the Company revisions to the terms of the transactions contemplated by this Agreement (notwithstanding section 12.10 of the Limited Liability Company Agreement of Cingular, dated as of October 2, 2000, as amended), and the Company and its Representatives shall have, if requested by Parent, negotiated in good faith with Parent and its Representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent and the Board of Directors of the Company shall continue to believe in good faith, as a result of such Acquisition Proposal, that a Company Recommendation Change is necessary in order for the directors of the Company to comply with their fiduciary duties under applicable Law and in light of any revisions to the terms of the transaction contemplated by this Agreement to which Parent shall have agreed and (v) the Company shall have complied with its obligations set forth in Section 6.2 of this Agreement in all material respects or (B) to approve, or recommend to the shareholders of the Company, any Superior Proposal made after the date of this Agreement (any such action, a "Company Superior Proposal Action") if the Board of Directors of the Company determines in good faith (after consultation with its financial advisers and legal counsel) that such action is necessary in order for the directors of the Company to comply with their fiduciary duties under applicable Law, provided that the Company's Board of Directors may not take a Company Superior Proposal Action unless all of the conditions in clause (A) above have been satisfied (substituting the term "Company Superior Proposal Action" for the term "Company Recommendation Change" in clauses (A)(ii) and (iii)) and the Acquisition Proposal continues to be a Superior Proposal in light of any revisions to the terms of the transaction contemplated by this Agreement to which Parent shall have agreed.

               (d) Parent Recommendation. The Board of Directors of Parent, and each committee thereof, shall not, except as expressly permitted by this Section 6.2, withhold or withdraw, or qualify or modify in a manner reasonably likely to be understood to be adverse to the Company (or publicly resolve to withhold or withdraw or so publicly qualify or modify), the Parent Recommendation or approve or recommend to the Parent's stockholders any Acquisition Proposal. Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the issuance of Parent Common Stock required to be issued in the Merger is approved by Parent's stockholders by the Parent Requisite Vote, Parent's Board of Directors shall be permitted (A) to withhold or withdraw, or qualify or modify in a manner reasonably likely to be understood to be adverse to the Company, the Parent Recommendation (a "Parent Recommendation Change") if and only if (i) Parent has received a Superior Proposal, (ii) the Board of Directors of Parent determines in good faith, after receiving the advice of its financial advisers and of outside legal counsel, that, as a result of such Superior Proposal, a Parent Recommendation Change is necessary in order for the directors of Parent to comply with their fiduciary duties under applicable Law, (iii) three business days have elapsed following delivery by Parent to the Company of written notice advising the Company that the Board of Directors of Parent has resolved to so make a Parent Recommendation Change, specifying the material terms and conditions of the Superior Proposal and identifying the Person making the Superior Proposal, (iv) Parent has given the Company the opportunity to propose to Parent revisions to the terms of the transactions contemplated by this Agreement, and Parent and its Representatives shall have, if requested by the Company, negotiated in good faith with the Company and its Representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by the Company, and the Board of Directors of Parent shall continue to believe in good faith, as a result of such Acquisition Proposal, that a Parent Recommendation Change is necessary in order for the directors of Parent to comply with their fiduciary duties under applicable Law in light of any revisions to the terms of the transaction contemplated by this Agreement to which the Company shall have agreed or (B) to approve, or recommend to the shareholders of Parent, any Superior Proposal made after the date of this Agreement (any such action, a "Parent Superior Proposal Action") if the Board of Directors of Parent determines in good faith (after consultation with its financial advisers and legal counsel) that such action is necessary in order for the directors of Parent to comply with their fiduciary duties under applicable Law, provided that Parent's Board of Directors may not take a Parent Superior Proposal Action unless all of the conditions in clause (A) above have been satisfied (substituting the term "Parent Superior Proposal Action" for the term "Parent Recommendation Change" in clauses (A)(ii) and (iii)) and the Acquisition Proposal continues to be a Superior Proposal in light of any revisions to the terms of the transaction contemplated by this Agreement to which the Company shall have agreed. Solely for purposes of Sections 6.2(d), 6.2(g) and 8.3(a) to the extent applicable to an Acquisition Proposal made to Parent all references to "Acquisition Proposal" and "Superior Proposal" shall be read as if all references to "the Company" in those terms as defined in Section 6.2(b) were references instead to "Parent," as if all references to "Company Shares" were references to "Parent Common Stock," as if all references to "Parent" were references to "the Company," as if the reference in the definition of "Acquisition Proposal" to "Section 6.1(a)(ix) or (xiii)" was instead a reference to "Section 6.1(b)(viii)," and as if the reference in the definition of "Superior Proposal" to "Section 6.2(c)" was instead a reference to "Section 6.2(d)."

               (e) Certain Permitted Disclosure. Nothing contained in this
Section 6.2 shall be deemed to prohibit the Company from complying with its disclosure obligations under U.S. federal or state Law, including under Sections 14d-9 and 14e-2 of the Exchange Act; provided, however, that if such disclosure has the substantive effect of withholding; or withdrawing; or qualifying or modifying in a manner reasonably likely to be understood to be adverse to Parent, the Company Recommendation, Parent shall have the right to terminate this Agreement as set forth in Section 8.4(a). Nothing contained in this Section 6.2 shall be deemed to prohibit Parent from complying with its disclosure obligations under U.S. federal or state Law, including under Sections 14d-9 and 14e-2 of the Exchange Act; provided, however, that if such disclosure has the substantive effect of withholding; or withdrawing; or qualifying or modifying in a manner reasonably likely to be understood to be adverse to the Company the Parent Recommendation, the Company shall have the right to terminate this Agreement as set forth in
Section 8.3(a).

               (f) Existing Discussions. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this
Section 6.2. The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

               (g) Notice. Each of the Company and Parent (the "Receiving Party") agrees that it will promptly (and, in any event, within 24 hours) notify the other if any inquiries, proposals or offers with respect to an Acquisition Proposal with respect to it or its Subsidiaries are received by it from any Person, any non-public information is requested from the Receiving Party who has made, or proposes to make, an Acquisition Proposal with respect to it or its Subsidiaries, or any discussions or negotiation with the Receiving Party are sought to be initiated or continued by a Person who has made, or proposes to make, an Acquisition Proposal with respect to it or its Subsidiaries, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any such Acquisition Proposal (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep the other informed, on a current basis, of the status and terms of any such Acquisition Proposal (including any amendments thereto that are of, or are related to, any material term) and the status of any such discussions or negotiations, including any change in the Receiving Party's intentions as previously notified. The Receiving Party agrees that it will deliver to Parent or the Company, as the case may be, a new notice with respect to each Acquisition Proposal with respect to it or its Subsidiaries that has been materially revised or modified and, prior to taking any Company Superior Proposal Action or Parent Superior Proposal Action, as the case may be, or any Company Recommendation Change or Parent Recommendation Change, as the case may be, with respect to any such materially revised or modified Acquisition Proposal, a new three-business-day period shall commence, for purposes of Section 6.2(c) or 6.2(d), as the case may be, from the time Parent or the Company, as the case may be, receives such notice. The Company also agrees to provide any information to Parent that it is providing to another Person pursuant to this Section 6.2 as soon as practicable after it provides such information to such other Person if the Company has not previously furnished such information to Parent.

               6.3 Information Supplied. (a) Parent and the Company shall promptly prepare and file with the SEC the Prospectus/Proxy Statement, and Parent shall prepare and file with the SEC the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (including the joint proxy statement and prospectus (the "Prospectus/Proxy Statement") constituting a part thereof) (the "S-4 Registration Statement") as promptly as practicable. Parent and the Company each shall use its best efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter mail the Prospectus/Proxy Statement to the respective stockholders of each of the Company and Parent. The Company and Parent shall also use their respective best efforts to satisfy prior to the effective date of the S-4 Registration Statement all necessary state securities law or "blue sky" notice requirements in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto.

               (b) The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the S-4 Registration Statement will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the times of the Company Shareholders Meeting and the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company and Parent will cause the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder.

               6.4 Shareholders/Stockholders Meetings. The Company will take, in accordance with applicable Law and its articles of incorporation and by-laws, all action necessary to convene and hold a meeting of holders of Company Shares to consider and vote upon the approval of this Agreement (the "Company Shareholders Meeting") as promptly as practicable after the S-4 Registration Statement is declared effective. Parent will take, in accordance with applicable Law and its certificate of incorporation and by-laws, all action necessary to convene and hold a meeting of holders of Parent Common Stock (the "Parent Stockholders Meeting") as promptly as practicable after the S-4 Registration Statement is declared effective to consider and vote upon the approval of the issuance of Parent Common Stock required to be issued pursuant to the Merger. Subject to the provisions of
Section 6.2 hereof, (i) the Company's Board of Directors shall recommend in the Prospectus/Proxy Statement and at the Company Shareholders Meeting that the holders of Company Shares approve this Agreement and shall take all lawful action to solicit such approval; and (ii) Parent's Board of Directors shall recommend in the Prospectus/Proxy Statement and at Parent Stockholders Meeting that the holders of Parent Common Stock approve the issuance of Parent Common Stock required to be issued pursuant to the Merger and shall take all lawful action to solicit such approval. The parties shall cooperate in an effort to hold the Company Shareholders Meeting and the Parent Stockholders Meeting on the same day at the same time.

               6.5 Filings; Other Actions; Notification.

               (a) The Company will, within 15 days after the date of this Agreement, provide Parent with a schedule setting forth a true and complete list as of the date of this Agreement of (i) all Licenses issued or granted by the FCC, Licenses issued or granted by a U.S. state PUC, and all Licenses issued or granted by a local Governmental Entity in respect of cable franchises, in each case issued or granted to the Company or any of its Subsidiaries and all other Licenses issued or granted to the Company by any Governmental Entity regulating telecommunications businesses or services or the use of radio spectrum; (ii) all pending applications for Licenses by the Company or any of its Subsidiaries that would be such types of Licenses if issued or granted; (iii) all pending applications by the Company or any of its Subsidiaries for modification, extension or renewal of any such License; and (iv) any agreements to acquire a License that upon acquisition by the Company would become such a type of License.

               (b) Parent and the Company shall cooperate with each other and use, and shall cause their respective Subsidiaries (including Cingular, YP.com and their respective Subsidiaries, which shall be deemed a Subsidiary of Parent and the Company for this purpose) to use, their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings (including by filing no later than 15-days after the date of the receipt by Parent of the schedule described in Section 6.5(b), all applications required to be filed with the FCC and the notification and required form under the HSR Act; provided, however, that the failure to file within such 15 day period will not constitute a breach of this Agreement) and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement. Each of Parent's and the Company's obligations under this Section 6.5(b) shall include, without limitation, (a) the obligation to use its reasonable best efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging consummation of the Merger or the other transactions contemplated hereby, including seeking to avoid the entry of, or have reversed, terminated or vacated, any stay or other injunctive relief which could prevent or delay the Merger or the consummation of the transactions contemplated hereby and (b) the obligation to use its reasonable best efforts to avoid or eliminate each impediment to obtaining the Required Governmental Approvals, in each of clauses (a) and
(b) so as to enable the Closing to occur if reasonably practicable by the initial Termination Date or as promptly thereafter as is reasonably practicable. Nothing in this Section 6.5 shall require, or be construed to require (a) Parent or the Company to take or refrain from taking, or to cause any of its Subsidiaries to take or refrain from taking any action, or to agree or consent to the Company, Cingular, YP.com or any of their respective Subsidiaries taking any action, or agreeing to any restriction or condition, with respect to any of the businesses, assets or operations of Parent, the Company, Cingular, YP.com or any of their respective Subsidiaries, if such action, restriction or condition would take effect prior to the Closing or is not conditioned on the Closing occurring, or (b) Parent or the Company to take or to refrain from taking any action, to agree to any condition or restriction with respect to any assets or operations of Parent or the Company or their respective Subsidiaries (including Cingular, YP.com and their respective Subsidiaries), or to cause their respective Subsidiaries (including Cingular, YP.com and their respective Subsidiaries) to do or agree to do any of the foregoing, if any such action, failure to act, restriction or agreement, individually or in the aggregate, would reasonably be likely to have a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of Parent and its Subsidiaries (including Cingular and YP.Com and their respective Subsidiaries) after the Merger (it being understood that for this purpose only, materiality shall be determined by referring to the equity market value of Parent on the date of this Agreement) (a "Regulatory Material Adverse Effect"), it being understood that, for purposes of determining whether a Regulatory Material Adverse Effect would reasonably be likely to occur, both the positive and negative effects of any such actions, restrictions and conditions, including any sale, divesture, licensing, lease or disposition, shall be taken into account, and any loss of synergies anticipated from the Merger as a result of any such actions, restrictions or conditions, including any sale, divestiture, licensing, lease or disposition shall not be taken into account. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, and YP.com and Cingular and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the S-4 Registration Statement). To the extent permitted by Law, each party shall provide the other with copies of all correspondence between it (or its advisors) and any Governmental Entity relating to the transactions contemplated by this Agreement and, to the extent reasonably practicable, all telephone calls and meetings with a Governmental Entity regarding the transactions contemplated by this Agreement shall include representatives of Parent and the Company. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

               (c) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and stockholders, as the case may be, and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Proxy Statement, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

               (d) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries or Cingular, YP.com and any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement.

               (e) Each of the Company and Parent shall use reasonable best efforts to cause to be delivered to the other and the other's directors a letter of its independent auditors, dated (i) the date on which the S-4 Registration Statement shall become effective and (ii) the Closing Date, and addressed to the other and its directors, in form and substance customary for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the S-4 Registration Statement.

               6.6 Access; Consultation. Upon reasonable notice, and except as may otherwise be required by applicable Law, the Company and Parent each shall (and shall cause its Subsidiaries to) afford the Parent Representatives or the Company Representatives, as the case may be, reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its or any of its Subsidiaries' business, properties and personnel as may reasonably be requested; provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company, Parent or Merger Sub hereunder; and provided further that the foregoing shall not require the Company or Parent to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company or Parent, as the case may be, would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company or Parent, as the case may be, shall have used all reasonable best efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section 6.6 shall be directed to an executive officer of the Company or Parent, as the case may be, or such Person as may be designated by any such executive officer, as the case may be.

               6.7 Affiliates. The Company shall, prior to the Company Shareholders Meeting, deliver to Parent a list identifying all persons who, to the knowledge of the Company's executive officers, may be deemed as of the date of the Company Shareholders Meeting to be affiliates of the Company for purposes of Rule 145 under the Securities Act and such list shall be updated as necessary to reflect changes from the date thereof until the Company Shareholders Meeting. The Company shall use its reasonable best efforts to cause each person identified on such list to deliver to Parent, not later than five business days prior to Closing, a written agreement substantially in the form attached as Exhibit B hereto.

               6.8 Stock Exchange Listing and De-listing. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger and in respect of Company Options and Company Awards and other outstanding equity awards under the Company Stock Plans to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date. The Company shall take all actions necessary to permit the Company Shares to be de-listed from the NYSE and de-registered under the Exchange Act as promptly as reasonably practicable following the Effective Time.

               6.9 Publicity. The initial press release with respect to the Merger shall be a joint press release and thereafter the Company and Parent shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, and except any consultation that would not be reasonably practicable as a result of requirements of Law.

               6.10 Employee Benefits. (a) Parent agrees that it shall cause the Surviving Corporation to honor all Company Compensation and Benefit Plans in accordance with their terms as in effect immediately before the Effective Time subject to any amendment or termination thereof that may be permitted by the terms of such plan and applicable Law. Parent agrees that, commencing at the Effective Time and extending through at least the later to occur of 12 months after the Effective Time and December 31, 2007, it shall provide or cause to be provided to those individuals who as of the Effective Time are employees of the Company and its Subsidiaries (other than employees covered by a collective bargaining agreement) (the "Affected Employees") compensation and employee benefits (excluding equity compensation awards or payments or benefits made by reason of the Merger and the other transactions contemplated by this Agreement) that are no less favorable in the aggregate than provided to the Affected Employees immediately before the Effective Time, provided, further, that in determining the timing, amount and terms and conditions of equity compensation and other incentive awards to be granted to Affected Employees, Parent shall, and shall cause its Subsidiaries to, treat in a substantially similar manner those Affected Employees and those other employees of Parent and its Subsidiaries who are substantially similar to such Affected Employees (including, without limitation, by reason of job duties and years of service). Notwithstanding the foregoing, except as provided in this Agreement, nothing contained herein shall obligate Parent, the Surviving Corporation or any affiliate of either of them to (i) maintain any particular Company Compensation and Benefit Plan, (ii) grant or issue any equity or equity-based awards or (iii) retain the employment of any Affected Employee. Notwithstanding the foregoing, Parent shall or shall cause the Surviving Corporation to continue until the second anniversary of the Effective Time, each of the Company Compensation and Benefit Plans identified in Section 6.10 of the Company Disclosure Letter without any change that is adverse to the participants therein as of the Effective Time.

               (b) For all purposes under the compensation and employee benefit plans, policies or arrangements of Parent and its affiliates providing benefits to any Affected Employees after the Effective Time (the "New Plans"), each Affected Employee shall receive credit for his or her service with the Company and its affiliates before the Effective Time (including predecessor or acquired entities or any other entities for which the Company and its affiliates have given credit for prior service), for purposes of eligibility, vesting and benefit accrual (but not (i) for purposes of benefit accrual under defined benefit pension or other retirement plans or (ii) for any new program for which credit for benefit accrual for service prior to the effective date of such program is not given to similarly situated employees of Parent other than the Affected Employees) to the same extent that such Affected Employee was entitled, before the Effective Time, to credit for such service under any similar or comparable Compensation and Benefit Plans (except to the extent such credit would result in a duplication of accrual of benefits). In addition, if Affected Employees or their dependents are included in any medical, dental, health or other welfare benefit plan, program or arrangement (a "Successor Plan") other than the plan or plans in which they participated immediately prior to the Effective Time (a "Prior Plan"), each Affected Employee immediately shall be eligible to participate, without any waiting time, in any and all Successor Plans and such Successor Plans shall not include any restrictions, limitations or exclusionary provisions with respect to pre-existing conditions, exclusions, any actively-at-work requirements or any proof of insurability requirements (except to the extent such exclusions or requirements were applicable under any similar Prior Plan at the time of commencement of participation in such Successor Plan), and any eligible expenses incurred by any Affected Employee and his or her covered dependents during the portion of the plan year of the Prior Plan ending on the date of the Affected Employee's commencement of participation in this Successor Plan begins shall be taken into account under this Successor Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to the Affected Employee and his or her covered dependents for the applicable plan year as if these amounts had been paid in accordance with the Successor Plan.

               (c) Without limiting the generality of this Section 6.10, Parent and the Company agree to the employee matters set forth in Section
6.10 of the Company Disclosure Letter.

               (d) Prior to making any written or oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to the compensation and employee benefits of the current and former employees of the Company and its affiliates that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended written communication or any written script or notes in respect of oral communications and Parent shall have a reasonable period of time to review and comment on the communication or script, and the Company shall consider in good faith comments of Parent.

               6.11 Expenses. Subject to Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for the S-4 Registration Statement and printing and mailing the Prospectus/Proxy Statement and the S-4 Registration Statement shall be shared equally by Parent and the Company.

               6.12 Indemnification; Directors' and Officers' Insurance.
(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, jointly and severally, indemnify and hold harmless, and provide advancement of expenses to, each present and former director and officer of the Company (when acting in such capacity) determined as of the Effective Time (the "Indemnified Parties") against any costs or expenses (including reasonable attorney's fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, (i) to the same extent such individuals are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to its articles of incorporation and by-laws and indemnification agreements identified in Section 5.1(h)(i) of the Company Disclosure Letter with, or for the benefit of, any such individuals and (ii) without regard to the limitations in subclause (i) above, to the fullest extent permitted by Law.

               (b) Any Indemnified Party wishing to claim indemnification under Section 6.12(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent and the Surviving Corporation thereof, but the failure to so notify shall not relieve Parent and the Surviving Corporation of any liability they may have to such Indemnified Party if such failure does not materially prejudice Parent or the Surviving Corporation, as the case may be. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly; provided, however, that the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction (unless there is a conflict of interest as provided above, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent.

               (c) Parent shall cause the Surviving Corporation to and the Surviving Corporation shall maintain a policy or policies of officers' and directors' liability insurance for acts and omissions occurring prior to the Effective Time ("D&O Insurance") with coverage in amount and scope at least as favorable as the Company's existing directors' and officers' liability insurance coverage for a period of six years after the Effective Time; provided, however, that, if the existing D&O Insurance expires, is terminated or cancelled, or if the annual premium therefor is increased to an amount in excess of 300% of the last annual premium paid prior to the date of this Agreement (such amount, as stated in Section 6.12 of the Company Disclosure Letter, the "Current Premium"), in each case during such six year period, the Surviving Corporation will use its reasonable best efforts to obtain D&O Insurance in an amount and scope as great as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 300% of the Current Premium; and provided further that in lieu of such coverage, Parent may substitute a prepaid "tail" policy for such coverage, which it may cause the Company to obtain prior to the Closing.

               (d) If Parent or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent shall assume all of the obligations set forth in this Section 6.12.

               (e) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives, notwithstanding any release executed by any Indemnified Party in connection with his or her departure from the Company or its Subsidiaries unless a release of the provisions of this Section is specifically provided for in such release.

               6.13 Regulatory Compliance. The Company and each of its Subsidiaries agrees to use its reasonable best efforts to (a) cure no later than the Effective Time any material violations and defaults by any of them under any applicable rules and regulations of the FCC ("FCC Rules"), (b) comply in all material respects with the terms of the FCC Licenses and file or cause to be filed with the FCC all reports and other filings to be filed under applicable FCC Rules and (c) to the extent reasonably requested by Parent in writing, take all actions for each of them to be in compliance upon the consummation of the Closing with the provisions of Sections 271 and 272 of the Communications Act (including any orders issued by the FCC interpreting or implementing such provisions). Parent agrees that, if this Agreement is terminated by the Company pursuant to Section 8.3(b), it shall promptly thereafter reimburse the Company for any reasonable out-of-pocket expenses incurred by the Company following incurrence and delivery of reasonable documents by the Company at the direction of Parent pursuant to clause (c) of this Section 6.13. The Parent and each of its Subsidiaries agrees to use its reasonable best efforts to (a) cure no later than the Effective Time any material violations and defaults by any of them under any applicable FCC Rules, and (b) comply in all material respects with the terms of the FCC Licenses and file or cause to be filed with the FCC all reports and other filings to be filed under applicable FCC Rules.

               6.14 Takeover Statute; Rights Agreement. (a) If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise use reasonable best efforts to act to eliminate or minimize the effects of such statute or regulation on such transactions.

               (b) The Company will take, by no later than the fifth business day after the date of this Agreement, all necessary action with respect to all of the outstanding Rights (as defined in the Rights Agreement) so that, as of immediately prior to the Effective Time, as a result of entering into this Agreement or consummating the Merger and/or the other transactions contemplated by this Agreement, (A) neither the Company nor Parent will have any obligations under the Rights or the Rights Agreement, (B) the holders of the Rights will have no rights under the Rights or the Rights Agreement and (C) the Rights Agreement will expire.

               6.15 Dividends. The Company shall coordinate with Parent the declaration, setting of record dates and payment dates of dividends on Company Shares so that holders of Company Shares do not receive dividends on both Company Shares and Parent Common Stock received in the Merger in respect of any calendar quarter or fail to receive a dividend on either Company Shares or Parent Common Stock received in the Merger in respect of any calendar quarter.

               6.16 Control of the Company's or Parent's Operations. Nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, rights to control or direct the operations of the other prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

               6.17 Section 16(b). The Board of Directors of each of the Company and Parent shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt from Section 16 of the Exchange Act (i) the disposition of Company Shares and "derivative securities" (as defined in Rule 16a-1(c) under the Exchange Act) with respect to Company Shares and (ii) the acquisition of Parent Common Stock and derivative securities with respect to Parent Common Stock pursuant to the terms of this Agreement by officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees or directors of the Company who may become an officer or director of Parent subject to the reporting requirements of Section 16(a) of the Exchange Act.

               6.18 Tax-Free Qualification. (a) Each of the Company and Parent shall use its reasonable best efforts to and to cause each of its Subsidiaries to, (i) cause the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code and (ii) obtain the opinions of counsel referred to in Sections 7.2(d) and 7.3(c) of this Agreement.

               (b) From and after the Effective Time, Parent shall not take any action that is reasonably likely to cause the Merger to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code, including any action that is reasonably likely to cause the Merger to fail to satisfy the "continuity of business enterprise" requirement described in Treasury Regulation ss.1.368-1(d). If the opinion conditions contained in Sections 7.2(d) and 7.3(c) of this Agreement have been satisfied, each of the Company and Parent shall report the Merger for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code.

               6.19 Tax Representation Letters. The Company shall use its reasonable best efforts to deliver to Fried, Frank, Harris, Shriver & Jacobson LLP and to Sullivan & Cromwell LLP a "Tax Representation Letter," dated as of the Closing Date and signed by an officer of the Company, containing representations of the Company, and Parent shall use its reasonable best efforts to deliver to Fried, Frank, Harris, Shriver & Jacobson LLP and to Sullivan & Cromwell LLP a "Tax Representation Letter," dated as of the Closing Date and signed by an officer of Parent, containing representations of Parent, in each case as shall be reasonably necessary or appropriate to enable Sullivan & Cromwell LLP to render the opinion described in Section 7.2(d) of this Agreement and Fried, Frank, Harris, Shriver & Jacobson LLP to render the opinion described in Section 7.3(c) of this Agreement.

               6.20 Cingular Headquarters. From and after the Effective Time until at least the 5th anniversary of the Effective Time, Parent agrees to maintain the corporate headquarters of Cingular in Atlanta, Georgia.

               6.21 Direct Investment Plan. As promptly as reasonably practicable after the date of this Agreement, the Company will cease to allow Persons who are not participants in the Company Direct Investment Plan during the five business days prior to the date of this Agreement into the Company Direct Investment Plan. In addition, from and after the date of this Agreement all Company Shares sold under such plan shall be acquired by the Company in an open market purchase.

                                ARTICLE VII

                                 CONDITIONS

               7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

               (a) Shareholder/Stockholder Approval. This Agreement shall have been duly approved by holders of Company Shares constituting the Company Requisite Vote, and the issuance of Parent Common Stock required to be issued in the Merger shall have been duly approved by the holders of shares of Parent Common Stock constituting Parent Requisite Vote.

               (b) NYSE Listing. The shares of Parent Common Stock issuable to the Company stockholders pursuant to the Merger shall have been authorized for listing on the NYSE upon official notice of issuance.

               (c) Regulatory Consents. (i) The waiting period applicable to the consummation of the Merger under the HSR Act and the EC Merger Regulation (if applicable) shall have expired or been earlier terminated,
(ii) all Governmental Consents required to be obtained from the FCC for the consummation of the Merger shall have been obtained, (iii) all Governmental Consents required to be obtained, from any U.S. state PUC in order to consummate the Merger shall have been obtained, and (iv) all other Governmental Consents, the failure of which to make or obtain would, (A) individually or in the aggregate, reasonably be likely to result in a Regulatory Material Adverse Effect or (B) be reasonably likely to result in an officer or director of Parent or the Company being subject to criminal liability, shall have been made or obtained (such Governmental Consents, together with those described in Section 7.1(c)(i), 7.1(c)(ii) and 7.1(c)(iii), the "Required Governmental Consents"). For purposes of this Agreement, the term "Governmental Consents" shall mean all notices, reports, and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries (including Cingular) with, and all consents, registrations, approvals, permits, clearances and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries (including Cingular) from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

               (d) Orders. No court in the U.S. or U.S. federal or state legislature or other Qualifying Governmental Entity shall have enacted, issued, promulgated, enforced or entered after the date of this Agreement any Law, order, decree or injunction (whether temporary, preliminary or permanent) that is in effect and enjoins or otherwise prohibits consummation of the Merger (collectively, an "Order"). No Governmental Entity not referred to in the prior sentence shall have enacted, issued, promulgated, enforced or entered an Order which is, individually or in the aggregate, reasonably likely to result in a Regulatory Material Adverse Effect or subject any officer or director of Parent or the Company to criminal liability.

               (e) S-4 Registration Statement. The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued.

               7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:

               (a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 5.1(b)(i) relating to the capital stock of the Company shall be true and correct in all material respects (A) on the date of this Agreement and (B) at the Closing (except to the extent that such representation and warranty expressly speaks as of a particular date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date); (ii) the representations and warranties of the Company set forth in this Agreement that are qualified by Company Material Adverse Effect shall be true and correct (A) on the date of this Agreement and (B) at the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date); (iii) the other representations and warranties of the Company set forth in this Agreement shall be true and correct (A) on the date of this Agreement and
(B) at the Closing (except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be so true and correct as of such date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(iii) shall be deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct (read for purposes of this Section 7.2(a)(iii) without any materiality qualification), individually or in the aggregate, has had or would reasonably be likely to have a Company Material Adverse Effect; and (iv) Parent shall have received at the Closing a certificate signed on behalf of the Company by an executive officer of the Company to the effect that the condition set forth in this Section 7.2(a) has been satisfied.

               (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

               (c) Consents Under Agreements. The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement under any Contract to which the Company or any of its Subsidiaries is a party, except those for which the failure to obtain such consent or approval would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

               (d) Tax Opinion. Parent shall have received the written opinion of Sullivan & Cromwell LLP, counsel to Parent, or other counsel reasonably satisfactory to Parent, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to Parent shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in this Agreement and in the Tax Representation Letters described in Section 6.19 of this Agreement.

               (e) Governmental Consents. All Governmental Consents that have been obtained shall have been obtained without the imposition of any term, restriction, condition or consequence that would, individually or in the aggregate, reasonably be likely to have or result in a Regulatory Material Adverse Effect, and all Required Governmental Consents obtained from the FCC shall have been obtained by Final Order. For the purpose of this Agreement, "Final Order" means an action or decision that has been granted as to which (i) no request for a stay or any similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such a request that may be designated by statute or regulation has passed, (ii) no petition for rehearing or reconsideration or application for review is pending and the time for the filings of any such petition or application has passed, (iii) no Governmental Entity has undertaken to reconsider the action on its own motion and the time within which it may effect such reconsideration has passed and (iv) no appeal is pending (including other administrative or judicial review) or in effect and any deadline for filing any such appeal that may be specified by statute or rule has passed, which in any such case (i), (ii), (iii) or (iv) is reasonably likely to result in vacating, reversing, setting aside, annulling, suspending or modifying such action or decision (in the case of any modification in a manner that would impose any term, condition or consequence that would, individually or in the aggregate, reasonably be likely to have or result in a Regulatory Material Adverse Effect).

               7.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:

               (a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Section 5.2(b)(i) relating to the capital stock of Parent and Merger Sub shall be true and correct in all material respects (A) on the date of this Agreement and (B) at the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date, in which case such representation and warranty shall be true and correct in all material respects as of such date); (ii) the representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified by Parent Material Adverse Effect shall be true and correct (A) on the date of this Agreement and (B) at the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date, in which case such representation and warranty shall be so true and correct as of such date); (iii) the other representations and warranties of Parent set forth in this Agreement shall be so true and correct (A) on the date of this Agreement and (B) at the Closing (except to the extent that any such representation or warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such date) as of such date; provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.3(a)(iii) shall be deemed to have been satisfied even if any representations and warranties of Parent and Merger Sub are not so true and correct unless the failure of such representations and warranties of Parent and Merger Sub to be so true and correct (read for purposes of this Section 7.3(a)(iii) without any materiality qualification), individually or in the aggregate, has had or would reasonably be likely to have a Parent Material Adverse Effect; and
(iv) the Company shall have received at the Closing a certificate signed on behalf of Parent by an executive officer of Parent to the effect that the condition set forth in this Section 7.3(a) has been satisfied.

               (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

               (c) Tax Opinion. The Company shall have received the written opinion of Fried Frank, Harris, Shriver & Jacobson LLP, counsel to the Company, or other counsel reasonably satisfactory to the Company, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to the Company shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in this Agreement and in the Tax Representation Letters described in Section 6.19 of this Agreement.

               7.4 Invoking Certain Conditions. Any party seeking to claim that a condition to its obligation to effect the Merger has not been satisfied by reason of the fact that a Company Material Adverse Effect, a Parent Material Adverse Effect or Regulatory Material Adverse Effect has occurred or is reasonably likely to occur or result shall have the burden of proof to establish that fact.

                               ARTICLE VIII

                                TERMINATION

               8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by shareholders or stockholders of the Company and Parent, respectively, referred to in
Section 7.1(a), by mutual written consent of the Company and Parent, by action of their respective Boards of Directors.

               8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company if (a) the Merger shall not have been consummated by March 6, 2007 (the "Termination Date"), whether such date is before or after the date of approval by the shareholders or stockholders of the Company or Parent, respectively; provided, however, that, if Parent or the Company determines that additional time is necessary in order to obtain a Required Governmental Consent, the Termination Date may be extended from time to time by Parent or the Company one or more times by written notice to the other party up to a date not beyond September 6, 2007, which date shall thereafter be deemed to be the Termination Date, (b) the approval of this Agreement by the Company's shareholders required by Section 7.1(a) shall not have occurred at a meeting duly convened therefor or at any adjournment or postponement thereof at which a vote upon this Agreement was taken, (c) the approval of Parent's stockholders necessary for the issuance of Parent Common Stock required to be issued pursuant to the Merger as required by Section 7.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on such issuance was taken or (d) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable, except for any Order the existence of which would not result in the failure of the condition set forth in Section 7.1(c) or
(d) (whether before or after the approval by the shareholders or stockholders of the Company or Parent, respectively); provided that the right to terminate this Agreement pursuant to clause (a) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Merger to be consummated.

               8.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of this Agreement by the shareholders of the Company referred to in Section 7.1(a), by action of the Board of Directors of the Company if:

               (a) the Board of Directors of Parent shall have withheld or withdrawn, or qualified or modified in a manner reasonably likely to be understood to be adverse to the Company, the Parent Recommendation prior to the receipt of the approval of Parent's stockholders satisfying the relevant portion of the condition set forth in Section 7.1(a);

               (b) prior to the receipt of the approval of the Company's shareholders satisfying the relevant portion of the condition set forth in
Section 7.1(a), the Board of Directors of the Company approves a Superior Proposal in accordance with Section 6.2(c) and authorizes the Company to enter into a binding written agreement providing for such Superior Proposal and, prior to or simultaneous with entering into such agreement pays to Parent in immediately available funds the Termination Fee required to be paid as set forth in Section 8.5; or

               (c) there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.3(a) or 7.3(b) would not be satisfied and such breach or failure to be true is not curable or, if curable, is not curable by the Termination Date (as the same may be extended).

               8.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of Parent referred to in
Section 7.1(a), by action of the Board of Directors of Parent if:

               (a) the Board of Directors of the Company shall have withheld or withdrawn, or qualified or modified in a manner reasonably likely to be understood to be adverse to Parent, the Company Recommendation, or shall have approved or recommended to the shareholders of the Company any Acquisition Proposal, in any such case prior to the receipt of the approval of the Company's shareholders satisfying the relevant portion of the condition set forth in Section 7.1(a);

               (b) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach or failure to be true is not curable or, if curable, is not curable by the Termination Date (as the same may be extended), or

               (c) the Company shall have willfully or intentionally breached in any material respect its obligations under Section 6.2.

               8.5 Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in Section
6.2 (as to the Parent-Company standstill agreement), Section 6.11, this
Section 8.5 and Article IX) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal or financial advisors or other representatives); provided, however, that no such termination shall relieve any party hereto from any liability for damages to any other party resulting from any prior willful or intentional breach of this Agreement or from any obligation to pay, if applicable, the fees and reimbursement of expenses in accordance with Sections 6.11, 8.5(b) or 8.5(c).

               (b) If this Agreement is terminated by the Company pursuant to Section 8.3(b), the Company shall pay to Parent a fee equal to $1.7 billion (the "Termination Fee") at the time set forth in Section 8.3(b). If this Agreement is terminated by Parent pursuant to Section 8.4(c) the Company shall promptly, but in no event later than two days after such termination, pay to Parent the Termination Fee by wire transfer of same day funds. If (i) this Agreement is terminated (x) by Parent or the Company pursuant to Section 8.2(b) or (y) by Parent pursuant to Section 8.4(a) or pursuant to Section 8.4(b) (solely with respect to a willful and intentional breach), (ii) in the case of clause (x), prior to the vote on adoption of this Agreement at the Company Shareholders Meeting, but after the date of this Agreement, one or more bona fide Acquisition Proposals (other than from Parent or any of its Subsidiaries) involving 50% or more of the outstanding Company Shares or assets of the Company (including its interests in Cingular) representing 50% or more of the fair market value of the consolidated assets of the Company (including its interests in Cingular) or otherwise involving a transaction or series of transactions that could reasonably be expected to result in value to holders of Company Shares comparable to or more favorable than the transactions contemplated by this Agreement (a "Covered Proposal") shall have been publicly made or any Person shall have publicly announced an intention (whether or not conditional) to make a Covered Proposal and, in the case of clause (y), a Covered Proposal shall have been made after the date of this Agreement and
(iii) within 12 months after the date of a termination, any Person (other than Parent or any of its affiliates or the Company and any of its Subsidiaries) (an "Acquiring Person") has acquired, or has entered into an agreement to acquire, by acquisition, merger, consolidation or other business combination transaction or by purchase, sale, assignment, lease, transfer or otherwise, in one transaction or in a series of related transactions, at least 50% of the outstanding Company Shares (or shareholders of the Company immediately prior to such transaction cease to hold at least 50% of the Company Shares (or any successor shares) after such transaction) or at least 50% of the fair market value of the Company's consolidated assets (including its interests in Cingular) or the Company or one or more of its Subsidiaries transfers or otherwise disposes of at least 50% of the fair market value of the Company's consolidated assets or the Company or one or more of its Subsidiaries publicly announces its intention to effect any such acquisition, transfer or disposition that in, one or a series of related transactions, includes as the principal part thereof an extraordinary dividend, spin-off, split-off, distribution, reclassification, issuer tender offer or similar transaction and thereafter completes such transaction or a substantially similar transaction (it being understood that a difference in consideration shall not be taken into account in determining if the completed transaction is substantially similar), then the Company shall promptly, but in no event later than two days after the completion of such transaction or the time such agreement is entered into as the case may be, pay Parent the Termination Fee (less any amounts reimbursed to Parent pursuant to the next sentence), payable by wire transfer of same day funds. If this Agreement is terminated by Parent or the Company pursuant to Section 8.2(b) or by Parent pursuant to Section 8.4(a), then the Company shall promptly, but in no event later than two days after a request from Parent, reimburse Parent for all fees and expenses (up to a maximum of $120 million) incurred by Parent and its Subsidiaries (plus 60% of all fees and expenses incurred by Cingular and its Subsidiaries) in connection with this Agreement and the transactions contemplated hereby, such reimbursement amount to be payable by wire transfer of same day funds. The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to pay promptly the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company for the fee set forth in this Section 8.5(b), the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment should have been made.

               (c) If (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.2(c) or by the Company pursuant to Section 8.3(a), (ii) prior to Parent Stockholders Meeting, but after the date of this Agreement, a Covered Proposal (for this purpose substituting therein Parent for each reference to the Company and Parent Common Stock for each reference to Company Shares and disregarding the second proviso in the definition of "Acquisition Proposal" and substituting "Section 6.1(b)(viii)" for "Section 6.1(a)(ix) or (xiii)" in the definition of "Acquisition Proposal") other than any such Acquisition Proposal from the Company or any of its Subsidiaries (a "Parent Covered Proposal") shall have been publicly made or any Person shall have publicly announced an intention (whether or not conditional) to make a Parent Covered Proposal and (iii) within 12 months after the date of a termination, any Person (other than Parent or any of its Subsidiaries or the Company and any of its Subsidiaries) (a "Parent Acquiring Person") has acquired, or has entered into an agreement to acquire, by acquisition, merger, consolidation or other business combination transaction or by purchase, sale, assignment, lease, transfer or otherwise, in one transaction or in a series of related transactions, at least 50% of the outstanding shares of Parent Common Stock (or stockholders of Parent immediately prior to such transactions cease to hold at least 50% of the shares of Parent Common Stock (or successor shares) after such transaction) or at least 50% of the fair market value of Parent's consolidated assets (including its interest in Cingular) or Parent or one or more of its Subsidiaries transfers or otherwise disposes of at least 50% of the fair market value of Parent's consolidated assets or Parent or one or more of its Subsidiaries publicly announces its intention to effect any such acquisition, transfer or disposition that, in one or a series of related transactions, includes as the principal part thereof an extraordinary dividend, spin-off, split-off, distribution, reclassification, issuer tender offer or similar transaction and thereafter completes such transaction or a substantially similar transaction (it being understood that a difference in consideration shall not be taken into account in determining if the completed transaction is substantially similar), then Parent shall promptly, but in no event later than two days after the date of consummation of such acquisition or at the time such agreement is entered into, as the case may be, pay to the Company the Termination Fee (less any amounts reimbursed to the Company pursuant to the next sentence), payable by wire transfer of same day funds. If this Agreement is terminated by Parent or the Company pursuant to Section 8.2(c) or by the Company pursuant to Section 8.3(a), then Parent shall promptly, but in no event later than two days after a request from the Company, reimburse the Company for all fees and expenses (up to a maximum of $120 million) incurred by the Company and its Subsidiaries (plus 40% of all fees and expenses incurred by Cingular and its Subsidiaries) in connection with this Agreement and the transactions contemplated hereby, such reimbursement amount to be payable by wire transfer of same day funds. Parent acknowledges that the agreements contained in this Section 8.5(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if Parent fails to pay promptly the amount due pursuant to this Section 8.5(c), and, in order to obtain such payment, the Company commences a suit which results in a judgment against Parent for the fee or reimbursement set forth in this Section 8.5(c), Parent shall pay to the Company its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment should have been made.

                                ARTICLE IX

                         MISCELLANEOUS AND GENERAL

               9.1 Survival. None of the covenants or agreements of the Company, Parent or Merger Sub contained in this Agreement shall survive the consummation of the Merger, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the consummation of the Merger, including without limitation, the agreements of the Company, Parent and Merger Sub contained in Section 3.3 (Parent Board of Directors), Article IV, Section 6.12 (Indemnification; Directors' and Officers' Insurance), Section 6.10 (Employee Benefits), Section 6.18(b) (Tax-Free Qualification), and Section
6.20 (Cingular Headquarters), and this Article IX, which shall survive the consummation of the Merger. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

               9.2 Modification or Amendment. Subject to any limitations under applicable Law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

               9.3 Waiver of Conditions. (a) Any provision of this Agreement may be waived prior to the Effective Time if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective.

               (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

               9.4 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

               9.5 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.
                   ---------------------------------------------

               (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, except that with respect to matters mandatorily governed by the GBCC, the GBCC shall govern. The parties hereby irrevocably submit exclusively to the jurisdiction of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Federal or state court. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof.

               (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

               9.6 Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (i) when sent if sent by facsimile, provided that the fax is promptly confirmed by telephone confirmation thereof, (ii) when delivered, if delivered personally to the intended recipient, and (iii) one business day later, if sent by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

               if to Parent or Merger Sub

        AT&T Inc.
        175 E. Houston
        San Antonio, Texas  78205
        Attention:   Wayne Watts, Esq.,
                     Senior Vice President and Associate General Counsel
        Fax:  (210) 351-3257

               with a copy to:

        Sullivan & Cromwell LLP
        125 Broad Street
        New York, New York  10004
        Attention:   Joseph B. Frumkin
                     Eric M. Krautheimer
        Fax:  (212) 558-3588

               if to the Company

        BellSouth Corporation
        1155 Peachtree Street
        Suite 2000
        Atlanta, Georgia  30309
        Attention:    Marc Gary, Esq.
        Fax:   (404) 249-5948

               with a copy to:

        Fried, Frank, Harris, Shriver & Jacobson LLP
        One New York Plaza
        New York, New York  10004
        Attention:   Arthur Fleischer, Jr.
                     Peter Golden
                     Philip Richter
        Fax:  (212) 859-4000

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

               9.7 Entire Agreement. This Agreement (including any exhibits hereto), the Confidentiality Agreement, the Company Disclosure Letter and the Parent Disclosure Letter constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

               9.8 No Third Party Beneficiaries. Except as provided in
Section 6.12 (Indemnification; Directors' and Officers' Insurance), this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder.

               9.9 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent (including Cingular) to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company (including Cingular) to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

               9.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (a), be affected by such invalidity or unenforceability, except as a result of such substitution, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

               9.11 Interpretation. (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The term "Qualifying Governmental Entity" shall have the meaning set out on Section 9.11(a) of the Parent Disclosure Letter.

               (b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

               9.12 Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

               9.13 Specific Performance. The parties acknowledge and agree that any breach of this Agreement would give rise to irreparable harm for which monetary damages would not be an adequate remedy. The parties accordingly agree that, in addition to other remedies, the parties shall be entitled to enforce the terms of this Agreement by decree of specific performance without the necessity of proving the inadequacy of monetary damages as a remedy and to obtain injunctive relief against any breach or threatened breach hereof.

               9.14 Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate prior to the Effective Time, by written notice to the Company, another wholly-owned direct or indirect Subsidiary to be a party to the Merger in lieu of Merger Sub (unless doing so would prevent or delay or impair the Merger or consummation of the transactions contemplated hereby), in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary (except with respect to representations and warranties made herein with respect to Merger Sub as of the date of this Agreement) and all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall also be made with respect to such other Subsidiary as of the date of such designation. Any assignment in contravention of the preceding sentence shall be null and void.

               IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                                            BELLSOUTH CORPORATION


                                            By: /s/ F. Duane Ackerman

                                            -----------------------------------
                                                Name:  F. Duane Ackerman
                                                Title: Chairman and Chief
                                                       Executive Officer


                                            AT&T INC.


                                            By: /s/ Edward E. Whitacre, Jr.
                                            -----------------------------------
                                            Name:  Edward E. Whitacre, Jr.
                                            Title: Chairman and CEO


                                            ABC CONSOLIDATION CORP.


                                            By:     /s/ Randall Stephenson
                                            -----------------------------------
                                            Name:  Randall Stephenson
                                            Title: